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As filed with the Securities and Exchange Commission on December 11, 2019

Registration No. 333-233983

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIVE STAR SENIOR LIVING INC.
(Exact Name of Registrant as Specified in Its Charter)

MARYLAND (State or Other Jurisdiction of Incorporation or Organization)	8051 (Primary Standard Industrial Classification Code Number)	04-3516029 (I.R.S. Employer Identification Number)

400 Centre Street
Newton, Massachusetts 02458
(617) 796-8387
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Jeffrey C. Leer
Executive Vice President, Chief Financial Officer and Treasurer
Five Star Senior Living Inc.
400 Centre Street
Newton, Massachusetts 02458
(617) 796-8387
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Howard E. Berkenblit Lindsey A. Getz Sullivan & Worcester LLP One Post Office Square Boston, Massachusetts 02109 (617) 338-2800	Stephen Moeller-Sally Zachary Blume Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 (617) 951-7000

Approximate date of commencement of proposed sale to the public:
January 1, 2020

             If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Non-accelerated filer ☒	Accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☐

             If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Common Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Shares of Common Stock	26,262,812(3)	$4.4595(3)	$117,119,013(3)	$14,195(6)

Shares of Common Stock	265,000(4)	$4.60(5)	$1,219,000(5)	$158.23(7)

(1)
This registration statement relates to shares of common stock, par value $.01 per share, of Five Star Senior Living Inc., or Five Star, which will be issued to Senior Housing Properties Trust, or SNH, and the shareholders of SNH. The amount to be registered represents the maximum aggregate number of shares of common stock of Five Star that may be issued to SNH and to the shareholders of SNH.

(2)
In accordance with Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover such indeterminate number of additional shares of common stock of Five Star as may be required in the event of a stock dividend, stock split or other similar event. Alternatively, the shares of common stock of Five Star registered shall be proportionally reduced in the event the common stock is combined by a reverse split into a lesser amount of securities.

(3)
With the original filing of this Registration Statement on September 27, 2019, the registrant registered 262,628,127 shares of common stock of Five Star. On September 30, 2019, the registrant effected a reverse stock split pursuant to which every ten common shares were converted and reclassified into one common share, subject to the receipt of cash in lieu of fractional shares. The amounts set forth in this Amendment No. 1 to the Registration Statement are presented after giving effect to that reverse stock split.

(4)
In connection with the filing of this Amendment No. 1 to the Registration Statement, the registrant is registering an additional 265,000 shares of common stock of Five Star. The total amount registered represents the maximum aggregate number of shares of common stock of Five Star that may be issued to SNH and the shareholders of SNH.

(5)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low prices of the shares of common stock of Five Star on the Nasdaq Stock Market on December 10, 2019.

(6)
Previously paid in connection with the original filing of this Registration Statement on September 27, 2019, with respect to the shares of common stock of Five Star listed in the calculation fee table of such filing.

(7)
Being paid in connection with the filing of this Amendment No. 1 to the Registration Statement with respect to the 265,000 additional shares being registered hereby.

             The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS DATED DECEMBER 11, 2019 (Subject to Completion)

25,972,592 Shares

Five Star Senior Living Inc.

Common Stock
(Par Value $.01 Per Share)

         This prospectus is being furnished to you in connection with our issuances, or the Share Issuances, of shares of common stock, par value $.01 per share, or Common Shares, of Five Star Senior Living Inc., or Five Star, we, us or our, to Senior Housing Properties Trust, or SNH, and the holders of SNH's outstanding common shares of beneficial interest, or the SNH Shareholders, as of 5:00 p.m., Eastern Time, on December 13, 2019 (or such later date as determined by our Board of Directors if the closing of the Restructuring Transaction is extended to January 1, 2021 under the Transaction Agreement, each as defined below), or the Record Date. SNH has declared a pro rata distribution to the SNH Shareholders as of the Record Date of the right to receive an aggregate number of our Common Shares which equals approximately 51% of our then outstanding Common Shares, or the FVE Share Payment Dividend, effective January 1, 2020 (or January 1, 2021, if the closing of the Restructuring Transaction is extended under the Transaction Agreement), or the Issuance Date, on a post-issuance basis, giving effect to the Share Issuances. Subject to the receipt of various third party approvals and the satisfaction or waiver of other closing conditions, the Share Issuances will be made effective as of the Issuance Date to SNH and to the SNH Shareholders or others who receive the FVE Share Payment Dividend, or the Applicable SNH Shareholders.

         Following the Share Issuances, SNH and the Applicable SNH Shareholders will hold approximately 34% and 51% of our outstanding Common Shares, respectively. In the Share Issuances, the Applicable SNH Shareholders will receive approximately 0.07 of a Common Share for every one common share of SNH held as of the Record Date. Five Star will pay cash, without interest, in lieu of any fractional Common Share that SNH or a registered Applicable SNH Shareholder or a Depository Trust Company, or DTC, participant (based on the aggregate position in its DTC participant account(s)) would otherwise be entitled to receive from Five Star. The Applicable SNH Shareholders who own their common shares of SNH through a bank, broker or other nominee may receive fractional Common Shares in the Share Issuances. The Share Issuances will be made in book entry form. For information regarding the trading of your SNH common shares or our Common Shares between the Record Date and the Issuance Date, see the information set forth under the caption "The Share Issuances—Trading between the Record Date and the Issuance Date."

         The Share Issuances are being made pursuant to a restructuring transaction between Five Star and SNH, or the Restructuring Transaction, as discussed under the caption "The Restructuring Transaction" below. Also pursuant to the Restructuring Transaction and as consideration for the Share Issuances, SNH will provide us with $75.0 million of additional consideration on the Issuance Date. No action is required of the Applicable SNH Shareholders to receive our Common Shares. No vote of the SNH Shareholders is required, and the Applicable SNH Shareholders are not required to pay any consideration or to surrender or exchange any common shares of SNH in order to receive the FVE Share Payment Dividend. For information regarding tax consequences of the Share Issuances, see the information set forth under the caption "Material United States Federal Income Tax Considerations."

         Our Common Shares are listed on The Nasdaq Stock Market LLC, or Nasdaq, under the symbol "FVE." The closing sale price for our Common Shares on December 10, 2019 was $4.625 per share.

         In reviewing this prospectus you should carefully consider the matters set forth under the caption "Risk Factors" beginning on page 17 of this prospectus, as well as the risks described under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on March 6, 2019 and is incorporated by reference herein.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December     , 2019

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any free writing prospectus prepared by us and the documents incorporated by reference into this prospectus is accurate only as of the respective date of each such document or as of the date or dates specified in such documents. Our business, financial condition, liquidity, results of operations, cash flow, prospects and ability to make distributions may have changed since those dates.

On September 30, 2019, we effected a reverse stock split pursuant to which every ten Common Shares were converted and reclassified into one Common Share, subject to the receipt of cash in lieu of fractional shares. The amounts set forth in this prospectus are presented after giving effect to that reverse stock split.

QUESTIONS AND ANSWERS ABOUT THE SHARE ISSUANCES

        The following questions and answers address some commonly asked questions about the Share Issuances. They may not address all the information that is important to you. We encourage you to read this entire prospectus and the other documents to which it refers or which are incorporated by reference herein.

Why am I receiving this prospectus?

        You are receiving this prospectus because you are an SNH Shareholder and SNH has declared a pro rata distribution of the FVE Share Payment Dividend to the Applicable SNH Shareholders, which will result in their receiving our Common Shares in the Share Issuances. The Share Issuances are being made in connection with the Restructuring Transaction. For information regarding the Share Issuances and the Restructuring Transaction, see the information set forth under the captions "The Share Issuances" and "The Restructuring Transaction," respectively.

What will SNH and the Applicable SNH Shareholders receive in the Share Issuances?

        Pursuant to a Transaction Agreement, dated as of April 1, 2019, between us and SNH, or the Transaction Agreement (see the caption "The Restructuring Transaction" below), effective as of the Issuance Date, we will issue an aggregate of approximately 25,972,592 Common Shares to SNH and to the Applicable SNH Shareholders. The Share Issuances will be made in book entry form.

        Effective as of the Issuance Date, SNH will receive approximately 10,093,554 Common Shares and the Applicable SNH Shareholders will receive an aggregate of approximately 15,879,038 Common Shares. Each of the Applicable SNH Shareholders will receive approximately 0.07 of a Common Share for every one common share of SNH held as of the Record Date.

        We will pay cash, without interest, in lieu of any fractional Common Share that SNH or a registered Applicable SNH Shareholder or a DTC participant (based on the aggregate position in its DTC participant account(s)) would otherwise be entitled to receive from us. If you own your common shares of SNH through a bank, broker or other nominee, you may receive fractional Common Shares in the Share Issuances.

Who is entitled to receive Common Shares in the Share Issuances?

        SNH Shareholders as of the Record Date are entitled to receive Common Shares in the Share Issuances. The Applicable SNH Shareholders will receive an aggregate number of our Common Shares which equals approximately 51% of our then outstanding Common Shares, effective as of the Issuance Date, on a post-issuance basis, giving effect to the Share Issuances.

When will the Share Issuances occur?

        We expect that the Share Issuances will occur effective as of January 1, 2020 (or January 1, 2021, if the closing of the Restructuring Transaction is extended under the Transaction Agreement).

        The completion of the Restructuring Transaction is subject to the receipt of various third party approvals and the satisfaction or waiver of other closing conditions, including, among others: (1) the receipt of all Required Licenses (as defined in the Transaction Agreement) and any other third party consent or approval required for the consummation of the Restructuring Transaction; (2) the effectiveness of the registration statement of which this prospectus forms a part; and (3) approval by Nasdaq of the listing of our Common Shares to be issued pursuant to the Transaction Agreement, subject to official notice of issuance. Subject to the receipt of these third party approvals and the satisfaction or waiver of the other closing conditions, the Share Issuances will be made effective as of the Issuance Date to SNH and to the Applicable SNH Shareholders.

What do I need to do in connection with SNH's declaring a pro rata distribution of the FVE Share Payment Dividend or my receiving Common Shares?

        No action is required by you, but you should read this prospectus carefully. You are not required to pay any consideration for the Common Shares that you receive, and you do not need to surrender or exchange any of your common shares of SNH in order to receive our Common Shares in the Share Issuances.

Will I receive certificates representing Common Shares following the Share Issuances?

        No. Following the Issuance Date, we will not issue certificates representing Common Shares. Instead, we, with the assistance of Equiniti Trust Company, or the Issuance and Transfer Agent, will electronically transfer Common Shares to you or, if applicable, to your bank or brokerage for your account by book entry registration in accounts maintained by the Issuance and Transfer Agent. If you own your common shares of SNH through a bank, broker or other nominee, you should contact your bank, broker or other nominee if you have any questions concerning the mechanics of having shares held in "street name." For more information regarding how our Common Shares will be delivered to you, see the information set forth under the caption "The Share Issuances—How Common Shares will be delivered to you" below.

What will govern my rights as a Five Star stockholder?

        Your rights as a Five Star stockholder will be governed by Maryland law, as well as by our charter and bylaws, as they currently exist or may hereafter be amended from time to time. A description of these rights is included in this prospectus under the captions "Description of Capital Stock" and "Material Provisions of the Maryland General Corporation Law and of Our Charter and Bylaws" below.

Are there risks associated with the Share Issuances, our Common Shares or our business?

        Yes. You should carefully review the risks set forth under the caption "Risk Factors" beginning on page 17 of this prospectus and under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, or our Annual Report.

Have Five Star's stockholders approved the Share Issuances?

        Yes, our stockholders approved the Share Issuances on June 11, 2019.

Where will I be able to trade Common Shares?

        Our Common Shares are listed on Nasdaq under the symbol "FVE." The closing sale price for our Common Shares on December 10, 2019 was $4.625 per share. For information regarding your ability to trade our Common Shares, see the information set forth under the captions "The Share Issuances—Trading between the Record Date and the Issuance Date" and "The Share Issuances—Common Shares eligible for future sale" below.

What if I want to sell my common shares of SNH or the Common Shares I receive in the Share Issuances?

        You should consult with your advisors, such as your broker, bank or tax advisor. Neither we nor SNH make any recommendations on the purchase, retention or sale of SNH's common shares or our Common Shares.

        If you decide to sell your common shares of SNH after the Record Date and on or before the Issuance Date, you should make sure your broker, bank or other nominee understands whether you want to sell your right to receive our Common Shares in the Share Issuances. If you sell your common shares of SNH in the "regular way" market on or before the Issuance Date, you will also sell your right to receive Common Shares in the Share Issuances. If you own common shares of SNH as of the Record Date and sell those shares on the "ex-distribution" market on or before the Issuance Date, you will retain your right to receive our Common Shares in the Share Issuances in respect of those common shares of SNH. You may also choose to sell Common Shares you will receive in the Shares Issuances on a "when-issued" basis. For more information regarding the trading of your common shares of SNH or our Common Shares between the Record Date and the Issuance Date, see the information set forth under the caption "The Share Issuances—Trading between the Record Date and the Issuance Date" below.

Will I be taxed on the value of the FVE Share Payment Dividend and the Common Shares that I receive in the Share Issuances?

        Yes. Receipt of the FVE Share Payment Dividend from SNH and the resulting Share Issuances, or collectively the Distribution, will result in taxable income to the Applicable SNH Shareholders. Accordingly, the fair market value of our Common Shares that you receive in the Share Issuances will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of SNH, with the excess treated first as a nontaxable return of capital to the extent of your tax basis in your SNH common shares and then as capital gain. For a more detailed discussion, see the information set forth under the caption "Material United States Federal Income Tax Considerations—General United States Federal Income Tax Consequences of the Share Issuances to the SNH Shareholders" below.

        You should consult your own tax advisor as to the particular tax consequences of the Distribution to you, including the applicability of any U.S. federal, state, local and non-U.S. tax laws.

What will my tax basis and holding period be for the Common Shares that I receive in the Share Issuances?

        Your tax basis in our Common Shares that you receive in the Share Issuances will equal the fair market value of such shares on the Issuance Date. Your holding period for such shares will begin the day after the Issuance Date. For information regarding tax considerations relating to the Share Issuances, see the information set forth under the caption "Material United States Federal Income Tax Considerations—General United States Federal Income Tax Consequences of the Share Issuances to the SNH Shareholders" below.

Will the number of common shares of SNH I own change as a result of the Share Issuances?

        No.

Where can I get more information?

        Before the Issuance Date, if you have any questions, you may contact:

    Senior Housing Properties Trust, Investor Relations
    Two Newton Place, 255 Washington Street, Suite 300
    Newton, Massachusetts 02458-1634
    (617) 796-8350

        After the Issuance Date, if you have any questions, you may contact:

    Five Star Senior Living Inc., Investor Relations
    400 Centre Street
    Newton, Massachusetts 02458-2076
    (617) 796-8387

 PROSPECTUS SUMMARY

        This summary of certain information contained in this prospectus may not include all the information that is important to you. For a more complete description of the terms and conditions of the Share Issuances, you should read this entire prospectus and the documents incorporated by reference herein carefully, especially the information set forth under the caption "Risk Factors" beginning on page 17 of this prospectus and under the caption "Risk Factors" in our Annual Report. See the information set forth under the captions "Where You Can Find Additional Information" and "Information Incorporated by Reference" below.

Our Company

        Five Star is a corporation that was formed under the laws of the State of Maryland in 2001. We operate senior living communities, including independent living communities, assisted living communities and skilled nursing facilities, or SNFs, and provide ancillary services, such as rehabilitation and wellness services. As of September 30, 2019, we operated 267 senior living communities located in 32 states with 31,116 living units, including 256 primarily independent and assisted living communities with 29,852 living units and 11 SNFs with 1,264 living units. As of September 30, 2019, we owned and operated 20 of these senior living communities (2,108 living units), we leased and operated 170 of these senior living communities (18,840 living units) and we managed 77 of these senior living communities (10,168 living units). Our 267 senior living communities, as of September 30, 2019, included 11,195 independent living apartments, 16,470 assisted living suites and 3,451 SNF units. The foregoing numbers exclude living units categorized as out of service. As of September 30, 2019, we operated 41 inpatient clinics and 171 outpatient clinics offering physical therapy, speech therapy and occupational therapy under the name Ageility Physical Therapy Solutions, or Ageility.

Dividend Policy

        We do not expect to pay dividends in the foreseeable future.

Summary of the Share Issuances

        Subject to the receipt of various third party approvals and the satisfaction or waiver of other closing conditions, effective as of the Issuance Date, we will issue an aggregate of approximately 25,972,592 Common Shares to SNH and to the Applicable SNH Shareholders. SNH will receive approximately 10,093,554 Common Shares and the Applicable SNH Shareholders will receive an aggregate of approximately 15,879,038 Common Shares. Each of the Applicable SNH Shareholders will receive approximately 0.07 of a Common Share for every one common share of SNH held as of the Record Date. In each case, we will pay cash to registered holders and DTC participants in lieu of fractional shares. The Share Issuances will result in (1) SNH owning approximately 34% of our Common Shares and (2) the Applicable SNH Shareholders owning approximately 51% of our Common Shares after giving effect to the Share Issuances. In connection with the Restructuring Transaction and as consideration for the Share Issuances, SNH will provide us with $75.0 million of additional consideration on the Issuance Date.

Reasons for the Restructuring Transaction and the Share Issuances

        Prior to the Restructuring Transaction, we determined that a substantial doubt had existed regarding our ability to continue as a going concern. We made this determination based on a number of factors, including: we face increased competition across the senior living industry, including in specific markets in which we operate senior living communities; medical advances and healthcare services allow some prospective residents to defer the time when they require the special services available at our communities; low unemployment in the United States combined with a competitive labor market within our industry are increasing our employment costs; we have a significant accumulated deficit and we have incurred operating losses in each of the last three fiscal years; we did not expect to be able to pay our full rent obligations during the first quarter of 2019, absent rent relief from SNH; and our then existing $54.0 million secured revolving credit facility was fully drawn and scheduled to expire on June 28, 2019.

        We have taken significant actions to address our operating and liquidity challenges, including entering into the Transaction Agreement and engaging in the Restructuring Transaction and obtaining an extension of, and an increase in borrowing capacity under, our credit agreement with Citibank, N.A., or our Credit Agreement. As a result, even though challenging conditions in the senior living industry continue to exist, there no longer exists a substantial doubt about our ability to continue as a going concern. We expect our current financial position to further improve and our liquidity challenges to further subside if the Restructuring Transaction is completed. The Restructuring Transaction was the result of numerous meetings of a special committee of our Board of Directors, comprised solely of our Independent Directors (as defined in our bylaws), or the special committee, and its advisors over several months prior to the execution of the Transaction Agreement. The special committee, with the assistance of its advisors, including its legal counsel, Ropes & Gray LLP, and its financial advisor, Citigroup Capital Markets Inc., evaluated multiple options, and engaged in extensive negotiations with a special committee of the board of trustees of SNH, comprised solely of its independent trustees (as defined in its bylaws), to find a solution that would address our deteriorating financial outlook and liquidity challenges, ranging from the Restructuring Transaction to seeking bankruptcy protection for us. The special committee recommended the Restructuring Transaction to our Board of Directors, and the Restructuring Transaction was separately approved and adopted by our Independent Directors and our full Board of Directors. Despite the resulting dilution to our existing stockholders, our Board of Directors believes that the Share Issuances and completing the Restructuring Transaction is in our and our stockholders' best interests because our Board of Directors believes that the restructuring of our business arrangements with SNH provides an immediate solution to our liquidity challenges, materially improves the long term financial outlook of our business and further invests SNH in our success. In conjunction with the approval of the Restructuring Transaction by our Board of Directors, on June 12, 2019 we announced that we entered into a new $65.0 million secured revolving credit facility, which replaced our previously existing secured revolving credit facility. For more information regarding the rent relief and the Restructuring Transaction, see the information set forth under the caption "The Restructuring Transaction" below.

        For a description of our relationships with SNH, our Directors and executive officers and other related persons, see the information set forth under the caption "Related Person Transactions" in our definitive Proxy Statement for our 2019 Annual Meeting of Stockholders dated April 25, 2019, our Annual Report, including Notes 9, 13 and 14 to our consolidated financial statements therein and the captions "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations—Related Person Transactions" and "Warning Concerning Forward-Looking Statements," our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, including Notes 9, 10 and 11 to our condensed consolidated financial statements therein and the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations—Related Person Transactions" and "Warning Concerning Forward-Looking Statements," and our other filings with the Securities and Exchange Commission, or the SEC. In addition, please see the section captioned "Risk Factors" of our Annual Report for a description of risks that may arise as a result of these and other such relationships and related person transactions.

Summary Risk Factors

        Our business is subject to a number of risks and uncertainties, and there are risks related to the Share Issuances and our Common Shares you will receive in the Share Issuances. These risks include, among others, the following:

  •
  The Restructuring Transaction may not be completed, and if completed, we may not realize the benefits we expect from the Restructuring Transaction.

  •
  We may not operate our senior living communities and our ancillary or other businesses profitably; because we have high operating leverage, and will continue to have high operating leverage if the Restructuring Transaction is not completed, a small decline in our revenues or increase in our expenses could have a material adverse impact on our operating results.

  •
  If seniors elect to defer or forgo moving to our senior living communities or do not purchase services from us, our occupancy rates, revenues and results of operations may decline.

  •
  Circumstances that adversely affect the ability of seniors or their families to pay for our services, such as economic downturns, softness in the U.S. housing market, higher levels of unemployment among resident family members, lower levels of consumer confidence, stock market volatility and/or changes in demographics, could cause our occupancy rates, revenues and results of operations to decline.

  •
  The failure of Medicare and Medicaid rates to match our costs and the continued efforts of private third party payers, such as insurance companies, to reduce healthcare costs may cause us to experience losses or otherwise adversely affect us.

  •
  Our business is subject to extensive regulation and exposes us to litigation and regulatory and government proceedings, which requires us to incur significant costs and may cause us to experience losses.

  •
  If we become insolvent or fail to continue as a going concern, our Common Shares may become worthless.

        For additional risks associated with our Common Shares and the Share Issuances, see the information set forth under the caption "Risk Factors" beginning on page 17 of this prospectus and under the caption "Risk Factors" in our Annual Report. For more information, see the information set forth under the captions "Where You Can Find Additional Information" and "Information Incorporated by Reference" below.

Corporate Information

        Our principal executive offices are located at 400 Centre Street, Newton, Massachusetts 02458, and our telephone number is (617) 796-8387. Our website is www.fivestarseniorliving.com. The content of our website, and any information that is linked to our website (other than our filings with the SEC that are expressly incorporated by reference, as set forth under "Information Incorporated by Reference"), is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

SELECTED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        Set forth below is a summary of selected financial and other data presented on a pro forma basis for Five Star after giving effect to the completion of the Restructuring Transaction. The following unaudited pro forma condensed consolidated financial statements have been prepared by applying pro forma adjustments to selected financial and other data of Five Star incorporated by reference in this prospectus.

        The adjustments to the pro forma condensed consolidated balance sheet as of September 30, 2019 assume that the Restructuring Transaction occurred on that date. The adjustments to the pro forma condensed consolidated statements of operations for the year ended December 31, 2018 and the nine months ended September 30, 2019 assume that the Restructuring Transaction occurred on January 1, 2018. The pro forma condensed consolidated financial statements are primarily based on, and should be read in conjunction with our audited consolidated financial statements and accompanying notes included in our Annual Report and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

        The historical consolidated financial information for Five Star included in the unaudited pro forma condensed consolidated financial statements has been adjusted to give effect to pro forma events that are (1) directly attributable to the Restructuring Transaction, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations. The pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes.

        The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only. Our financial position and results of operations may be significantly different than what is presented in the unaudited pro forma condensed consolidated financial statements. In the opinion of management, all adjustments necessary to reflect the effects of the Restructuring Transaction have been included.

        The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of our expected financial position or results of operations for any future period, including following the completion of the Restructuring Transaction, if completed. Differences could result from numerous factors, including future changes in our capital structure, operating expenses, revenues and cash flows. Actual future results are likely to be different from amounts presented in the unaudited pro forma condensed consolidated financial statements and such differences could be significant.

FIVE STAR SENIOR LIVING INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

	September 30, 2019 (as reported)	Restructuring Transaction Adjustments	Note	September 30, 2019 Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$39,423	$61,409	2(a)	$100,832
Accounts receivable, net	36,084	—		36,084
Due from related persons	6,406	—		6,406
Investments in available for sale securities	21,360	—		21,360
Restricted cash	23,047	—		23,047
Prepaid expenses and other current assets	25,050	—		25,050
Assets held for sale	13,416	(13,416)	2(b)	—

Total current assets	164,786	47,993		212,779

Property and equipment, net	164,736	—		164,736
Right of use assets, net	878,673	(857,133)	2(c)	21,540
Other long term assets	23,570	—		23,570

	$1,231,765	$(809,140)		$422,625

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Revolving credit facility	$—	$—		$—
SNH Credit Facility	—	—		—
Accounts payable and accrued expenses	76,816	—		76,816
Current portion of lease liabilities	94,432	(91,611)	2(c)	2,821
Accrued compensation and benefits	44,626	—		44,626
Due to related persons	19,344	(6,784)	2(b)	12,560
Mortgage notes payable	356	—		356
Accrued real estate taxes	2,271	—		2,271
Security deposits and current portion of continuing care contracts	691	—		691
Other current liabilities	33,842	(3,292)	2(d)	30,550
Liabilities held for sale	16,053	(16,053)	2(b)	—

Total current liabilities	288,431	(117,740)		170,691

Long term liabilities:
Mortgage notes payable	7,263	—		7,263
Long term portion of lease liabilities	798,826	(778,417)	2(c)	20,409
Accrued self insurance obligations	31,929	—		31,929
Other long term liabilities	1,518	(773)	2(e)	745

Total long term liabilities	839,536	(779,190)		60,346

Total shareholders' equity	103,798	87,790	2(f)	191,588

	$1,231,765	$(809,140)		$422,625

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

FIVE STAR SENIOR LIVING INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended September 30, 2019
	As Reported	Restructuring Transaction Adjustments	Note	Pro Forma
Revenues:
Senior living revenue	$821,478	$(705,587)	2(g)	$115,891
Management fee revenue	12,060	41,998	2(h)	54,058
Reimbursed costs incurred on behalf of managed communities	232,733	568,899	2(i)	801,632

Total revenues	1,066,271	(94,690)		971,581

Operating expenses:
Senior living wages and benefits	435,927	(363,782)	2(j)	72,145
Other senior living operating expenses	227,553	(206,199)	2(k)	21,354
Costs incurred on behalf of managed communities	232,733	568,899	2(i)	801,632
Rent expense	120,973	(117,977)	2(l)	2,996
General and administrative expenses	67,144	(20,460)	2(m)	46,684
Depreciation and amortization expense	13,924	(5,642)	2(n)	8,282
Gain on sale of senior living communities	850	(850)		—
Long lived asset impairment	3,278	(130)		3,148

Total operating expenses	1,102,382	(146,141)		956,241

Operating (loss) income	(36,111)	51,451		15,340
Interest, dividend and other income	985	—		985
Interest and other expense	(2,196)	1,250	2(o)	(946)
Unrealized loss on equity investments	476	—		476
Realized gain on sale of debt and equity investments, net of tax	227	—		227

(Loss) income before income taxes and equity in earnings of an investee	(36,619)	52,701		16,082
Provision for income taxes	(98)	(4,244)	2(p)	(4,342)
Equity in earnings of an investee	617	—		617

Net (loss) income	$(36,100)	$48,457		$12,357

Weighted average shares outstanding—basic	5,007	25,973	2(q)	30,980

Weighted average shares outstanding—diluted	5,007	26,095	2(q)	31,102

Basic (loss) income per share	$(7.21)			$0.40

Diluted (loss) income per share	$(7.21)			$0.40

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

FIVE STAR SENIOR LIVING INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Year Ended December 31, 2018
	As Reported	Restructuring Transaction Adjustments	Note	Pro Forma
Revenues:
Senior living revenue	$1,094,404	$(945,430)	2(g)	$148,974
Management fee revenue	15,145	56,291	2(h)	71,436
Reimbursed costs incurred on behalf of managed communities	280,845	709,227	2(i)	990,072

Total revenues	1,390,394	(179,912)		1,210,482

Operating expenses:
Senior living wages and benefits	563,263	(474,491)	2(j)	88,772
Other senior living operating expenses	301,239	(269,616)	2(k)	31,623
Costs incurred on behalf of managed communities	280,845	709,227	2(i)	990,072
Rent expense	209,150	(205,462)	2(l)	3,688
General and administrative expenses	78,189	(17,993)	2(m)	60,196
Depreciation and amortization expense	35,939	(24,410)	2(n)	11,529
Gain on sale of senior living communities	(7,131)	(102)		(7,233)
Long lived asset impairment	461	(461)		—

Total operating expenses	1,461,955	(283,308)		1,178,647

Operating (loss) income	(71,561)	103,396		31,835
Interest, dividend and other income	818	—		818
Interest and other expense	(3,018)	778	2(o)	(2,240)
Unrealized loss on equity investments	(690)	—		(690)
Realized gain on sale of debt and equity investments, net of tax	99	—		99

(Loss) income before income taxes and equity in earnings of an investee	(74,352)	104,174		29,822
Provision for income taxes	(247)	(7,484)	2(p)	(7,731)
Equity in earnings of an investee	516	—		516

Net (loss) income	$(74,083)	$96,690		$22,607

Weighted average shares outstanding—basic	4,969	25,973	2(q)	30,942

Weighted average shares outstanding-diluted	4,969	26,115	2(q)	31,084

Basic (loss) income per share	$(14.91)			$0.73

Diluted (loss) income per share	$(14.91)			$0.73

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

FIVE STAR SENIOR LIVING INC.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollar amounts in thousands, except per share data)
(unaudited)

Note 1. Basis of Presentation

        The unaudited pro forma condensed consolidated financial statements were derived from our historical financial statements prepared in accordance with U.S. generally accepted accounting principles, and should be read in conjunction with the audited consolidated financial statements and notes thereto included in our Annual Report and the unaudited condensed consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

        The unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and are not necessarily indicative of what our expected financial position or actual results of operations would have been had the Restructuring Transaction described herein been completed as of the assumed dates, or of our expected financial position or results of operations for any future period. Differences could result from many factors, including future changes in our operations or capital structure.

Note 2. Pro Forma Restructuring Transaction Adjustments

        The unaudited pro forma condensed consolidated financial statements include adjustments related to the Restructuring Transaction described herein, including the conversion of all of our existing leases and management arrangements with SNH to the New Management Agreements (as defined under the caption "The Restructuring Transaction") and the Share Issuances.

        Our historical consolidated financial information has been adjusted in the pro forma condensed consolidated financial statements to give effect to events that are (1) directly attributable to the Restructuring Transaction, (2) factually supportable and (3) expected to have a continuing impact on the results of operations.

        Pursuant to the terms of the Transaction Agreement, the $75,000 of additional consideration that we will receive from SNH as consideration for the Share Issuances will be provided to us in the following order until the full amount of the additional consideration has been provided: (a) the reduction, on a dollar for dollar basis, of outstanding borrowings under the SNH Credit Facility (as defined under "The Restructuring Transaction"), if any, (b) the payment or assumption by SNH of certain working capital liabilities, as further described in the Transaction Agreement, and (c) the payment of cash to us, which we will use for general business purposes. The unaudited pro forma condensed consolidated financial statements have been prepared assuming that we will receive the full amount of this additional consideration in cash. However, if SNH elects to assume working capital liabilities to offset the cash payment to us, cash and cash equivalents would be decreased by $65,579, to $35,253, and we would record a $65,579 receivable due from related persons, which receivable would be reduced over time by SNH's payment of such working capital liabilities as they become due.

        Once the Restructuring Transaction is completed, and we transition from a company that primarily leases the properties it operates to a company that primarily operates its properties as the manager pursuant to long term management agreements, there could be further material adjustments to our condensed consolidated balance sheet that are not reflected when presenting the immediate impact of the Restructuring Transaction as of September 30, 2019. These adjustments include the eventual reduction in accounts receivable related to the leased communities as these will not be assumed by SNH in the Restructuring Transaction but will decline over time due to (i) the collection or write-off of the accounts receivable as of September 30, 2019 and (ii) the reduction in the number of our leased communities subsequent to the Restructuring Transaction. In addition, these adjustments include the eventual increase in due from related persons, since payables recorded by us in connection with the communities in the New Management Agreements will be reimbursable by SNH to us.

        Material nonrecurring charges or credits which result from the Restructuring Transaction and which will be included in the income on our condensed consolidated statements of operations within the 12 months following the Restructuring Transaction have been excluded from the pro forma condensed consolidated statements of operations. These nonrecurring charges or credits related to the Restructuring Transaction include transaction costs of $10,138, a lease inducement, further described below, of $12,895 and a lease termination charge in connection with the termination of existing master leases of $55,662.

Pro Forma Condensed Consolidated Balance Sheet Adjustments

(a)
Cash and cash equivalents

        Adjustments to cash and cash equivalents are comprised as follows:

Net payment for assets and liabilities assumed by SNH	$(9,421)	2(b)
Proceeds from SNH as consideration for the Share Issuances	75,000
Additional transaction costs we expect to pay relating to the Transaction Agreement	(4,170)	2(f)

	$61,409

        The pro forma condensed consolidated statements of operations do not assume investment income related to the net increase in cash from the Restructuring Transaction described herein.

(b)
Payments and receipts relating to assets and liabilities related to communities subject to leases with SNH, net

        Adjustments are made to various balance sheet items in order to account for the cash receipts and payments for certain assets and liabilities in connection with the conversion of all of our existing leases and management arrangements with SNH to the New Management Agreements. Certain assets and liabilities will be transferred to SNH upon closing of the Restructuring Transaction and settled in cash, and as such are classified as held for sale as of the balance sheet date. In addition, due to related persons includes a liability payable to SNH for cash received in advance to cover capital investments into existing leased and managed communities which was not spent as of the balance sheet date. Those adjustments are as follows:

Assets held for sale	$(13,416)
Liabilities held for sale	(16,053)
Due to related persons	(6,784)

Total liabilities	(22,837)

Net payment for assets and liabilities assumed by SNH	$(9,421)	2(a)

        The $12,560 that remains in due to related persons in the pro forma condensed consolidated balance sheet is comprised of the September 2019 rent payable to SNH that was subsequently paid in October 2019 and amounts due to SNH in connection with the sale of 15 SNFs in September 2019, which we leased from SNH.

(c)
Termination of existing master leases

        Adjustments were made as a result of the termination of the existing master leases as follows:

Right of use assets	$(870,028)
Lease inducement	12,895

Total right of use assets, net	(857,133)

Current portion of lease liabilities	(91,611)
Long term portion of lease liabilities	(778,417)

Total lease liabilities	(870,028)

Recognition of lease inducement through shareholders' equity	$12,895	2(f)

        Pursuant to the Transaction Agreement, our rent payable to SNH was reduced by a total of $13,840 in aggregate for February and March 2019 and we did not pay such amount to SNH. However, as the Transaction Agreement was not entered into until April 1, 2019, our rent expense for the three months ended March 31, 2019 was not adjusted for the rent reduction for February and March 2019. Instead, the rent reduction for February and March 2019 was determined to be a lease inducement, for which a liability for the $13,840 has been recorded as a reduction of the right of use asset on our condensed consolidated balance sheet and is being amortized as a reduction of rent expense over the remaining terms of our existing master leases.

        Thus, as a result of the termination of the existing master leases as part of the Restructuring Transaction, the reduction of $12,895 for the lease inducement is related to recognizing the remaining balance of the $13,840 lease inducement through retained earnings.

        The remaining amounts on the balance sheet for our right of use assets and lease liabilities relate to four communities we lease from Healthpeak Properties, Inc., f/k/a HCP, Inc., and the lease related to our headquarters.

(d)
Other current liabilities

        Adjustments to other current liabilities are a result of recognizing the non-refundable community fees through retained earnings, which initially are recorded as deferred revenue when received from the resident and amortized to senior living revenue over one year.

(e)
Other long term liabilities

        Adjustments to other long term liabilities are a result of recognizing the non-refundable portion of lifecare contracts through retained earnings which are initially recorded as deferred revenue when received from the resident and amortized to senior living revenue over the expected life of the respective resident.

(f)
Total shareholders' equity

        Adjustments to total shareholders' equity are comprised as follows:

Estimated fair value of the Share Issuances on the Issuance Date using a stock price of $4.625, the closing sale price of our Common Shares on Nasdaq on December 10, 2019	$120,123
Lease termination charge for amount of fair value of stock issuance exceeding proceeds received from SNH	(45,123)
Additional transaction costs we expect to pay relating to the Transaction Agreement	(4,170)	2(a)
Recognition of non-refundable community fees	3,292	2(d)
Recognition of the non-refundable portion of lifecare contracts	773	2(e)
Recognition of lease inducement	12,895	2(c)

	$87,790

Pro Forma Condensed Consolidated Statements of Operations

(g)
Senior living revenue

        Adjustments to senior living revenue are comprised as follows:

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Removal of senior living revenue due to the termination of existing master leases and conversion to the New Management Agreements	$(725,026)	$(972,607)
Previously eliminated intercompany revenue attributable to Ageility inpatient services provided in communities that are converted under the New Management Agreements	19,439	27,177

Net adjustment to senior living revenue	$(705,587)	$(945,430)

        Revenues attributable to Ageility inpatient clinics at communities where we leased and operated the business were previously considered to be intercompany revenues and hence were eliminated upon consolidation. Upon the consummation of the Restructuring Transaction, and consistent with the existing managed communities, these revenues earned at these inpatient clinics will no longer constitute intercompany revenues and thus will not be eliminated in consolidation and will be recognized and reported as senior living revenue in our consolidated statements of operations.

(h)
Management fee revenue

        Adjustments to management fee revenue are comprised as follows:

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Adjustment to increase management fee revenue for existing contracts from 3% to 5% per the New Management Agreements	$4,747	$6,400
5% management fee relating to the New Management Agreements	36,251	48,631
3% construction management fee relating to the New Management Agreements	1,000	1,260

Net adjustment to management fee revenue	$41,998	$56,291

(i)
Reimbursed costs incurred on behalf of managed communities and costs incurred on behalf of managed communities

        Adjustments to both reimbursed costs incurred on behalf of managed communities and costs incurred on behalf of managed communities are related to the conversion of all our leases with SNH to the New Management Agreements, which provide for reimbursement for our direct costs and expenses related to such communities, inclusive of certain costs that are directly attributable to managing the communities, including personnel related costs.

(j)
Senior living wages and benefits

        Adjustments to senior living wages and benefits are comprised as follows:

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Removal of senior living wages and benefits due to the termination of existing master leases and converting to the New Management Agreements	$(383,221)	$(501,668)
Previously eliminated intercompany wages and benefits attributable to Ageility inpatient services provided in managed communities	19,439	27,177

Net adjustment to senior living wages and benefits	$(363,782)	$(474,491)

        Wages and benefits attributable to Ageility inpatient clinics at communities where we leased and operated the business were previously considered to be intercompany wages and benefits and hence were eliminated upon consolidation. Upon the consummation of the Restructuring Transaction these wages and benefits attributable to these inpatient clinics will no longer constitute intercompany wages and benefits and thus will not be eliminated in consolidation and will be recognized and reported as senior living wages and benefits in our consolidated statements of operations. These costs going forward will be included in reimbursed costs incurred on behalf of managed communities and costs incurred on behalf of managed communities. See (g) above for related revenue.

(k)
Other senior living operating expenses

        Adjustments to other senior living operating expenses are related to the conversion of all our leases with SNH to the New Management Agreements and include, but are not limited to, utilities, housekeeping, dietary, repairs and maintenance, insurance and community level administrative costs.

(l)
Rent expense

        The reduction to rent expense is for rent under the existing lease agreements that will be converted from leases to managed communities under the New Management Agreements.

(m)
General and administrative expenses

        Adjustments to general and administrative expenses are comprised as follows:

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Adjustment of certain reimbursable costs to directly support managed communities	$(10,439)	$(18,156)
Adjustment to remove non-recurring transaction costs we previously incurred relating to the Transaction Agreement	(10,138)	—
Increase in management fee to The RMR Group LLC due to increase in Ageility revenue	117	163

Net adjustment to general and administrative expenses	$(20,460)	$(17,993)

(n)
Depreciation and amortization expense

        In connection with the Transaction Agreement, on April 1, 2019, we sold $49,200 of assets to SNH, as adjusted. Prior to that sale, we recorded depreciation and amortization expense with respect to those assets in operating expenses in our statement of operations. Adjustments to depreciation and amortization expense reflect the amounts previously recognized during the periods presented for depreciation and amortization expense with respect to those assets.

(o)
Interest and other expense

        Interest and other expense has been adjusted to give effect to the assumed repayment of our outstanding borrowings under our Credit Agreement on January 1, 2018. There were no borrowings under the available line of credit with SNH during the periods presented and therefore no adjustments were made related to that specific available line of credit.

(p)
Provision for income taxes

        Adjustments to provision for income taxes reflect the income tax effect of the pro forma adjustments based on the estimated effective tax rate of approximately 26.0% and 26.3% for the nine months ended September 30, 2019 and the year ended December 31, 2018, respectively.

(q)
Weighted average shares outstanding - basic and diluted

        The increase in our basic and diluted weighted average shares outstanding is a result of the issuance of approximately 10,093,554 and 15,879,038 Common Shares to SNH and to the Applicable SNH Shareholders, respectively, pursuant to the Transaction Agreement based on the number of our Common Shares outstanding on December 10, 2019. The actual number of Common Shares to be issued under the Transaction Agreement will be based on the number of our Common Shares outstanding as of the Issuance Date. Our diluted weighted average shares outstanding is also impacted by the potentially dilutive restricted unvested common shares of 122,412 and 141,762 for the nine months ended September 30, 2019 and year ended December 31, 2018, respectively. This diluted share impact is directly related to our 2014 Equity Compensation Plan and was originally excluded from the as reported numbers as to include them would be antidilutive.

RISK FACTORS

        Our business faces many risks, a number of which are described under the caption "Risk Factors" in our Annual Report, and the Share Issuances may subject us to certain risks that are described below. The risks described may not be the only risks we face. Additional risks of which we are not yet aware, or that we currently believe are immaterial, may also materially and adversely impact our business operations or financial results. If any of the events or circumstances described in the risk factors contained in our Annual Report or described below occurs, our business, financial condition, liquidity, results of operations, cash flow, prospects and ability to make distributions could be adversely impacted and the trading price of our Common Shares could decline. You should carefully review the risks described in our Annual Report and below and the information contained under the caption "Warning Concerning Forward-Looking Statements" below.

The unaudited pro forma condensed consolidated financial information in this prospectus is presented for illustrative purposes only and may not be reflective of what our operating results and financial condition for the historical periods presented would have been or may be following consummation of the Restructuring Transaction.

        The unaudited pro forma condensed consolidated financial information in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Restructuring Transaction been completed on the dates indicated. Further, our actual results and financial position after the Restructuring Transaction may differ materially and adversely from the unaudited pro forma condensed consolidated financial data that is included in this prospectus. The unaudited pro forma condensed consolidated financial information reflects adjustments based upon the preliminary estimates of the fair value of certain assets and liabilities in connection with the Restructuring Transaction. The final accounting will be based upon the actual fair value of such assets and liabilities as of the consummation of the Restructuring Transaction. In addition, subsequent to the Issuance Date, there will be adjustments to the accounting as additional information becomes available. Accordingly, the final accounting may differ materially from the pro forma condensed consolidated financial information reflected in this prospectus. For more information, see the information set forth under the caption "Selected Pro Forma Condensed Consolidated Financial Information" above.

We may fail to continue as a going concern.

        Before entering into the Transaction Agreement and extending the term of, and increasing the borrowing capacity under, our Credit Agreement, we determined that substantial doubt existed regarding about our ability to continue as a going concern. We made this determination based on a number of factors, including: we face increased competition across the senior living industry, including in specific markets in which we operate senior living communities; medical advances and healthcare services allow some potential residents to defer the time when they require the special services available at our communities; low unemployment in the United States combined with a competitive labor market within our industry are increasing our employment costs; we have a significant accumulated deficit and we have incurred operating losses in each of the last three fiscal years; we did not expect to be able to pay our full rent obligations during the first quarter of 2019, absent rent relief from SNH; and our then existing $54.0 million secured revolving credit facility was fully drawn and scheduled to expire on June 28, 2019. We have taken significant actions to address our operating and liquidity challenges, including engaging in the Restructuring Transaction and obtaining an extension of, and an increase in borrowing capacity under, our Credit Agreement. As a result, even though challenging conditions in the senior living industry continue to exist, there no longer exists a substantial doubt about our ability to continue as a going concern. However, those recent actions and the pending transactions contemplated by the Transaction Agreement, if completed, may not result in our realizing improved operating results or liquidity and may not be sufficient to enable us to continue as a going concern. Further, the Restructuring Transaction is subject to conditions, including, among others, the receipt of certain licensing and other regulatory approvals. We cannot be sure that any or all of such conditions will be satisfied or waived. Accordingly, the Restructuring Transaction may not become effective as of January 1, 2020 (or January 1, 2021) or at all, or the terms of the Restructuring Transaction may change.

The amount of Common Shares issued in the Share Issuances may significantly impact our share price and volatility.

        The amount of our Common Shares to be issued in the Share Issuances represent a significant percentage of our currently outstanding Common Shares. We are issuing an aggregate of approximately 25,972,592 of our Common Shares to SNH and to the Applicable SNH Shareholders, subject to the receipt of any cash in lieu of fractional shares, which equals approximately 511.1% of our Common Shares outstanding prior to the Share Issuances. SNH and the Applicable SNH Shareholders may or may not continue to hold the Common Shares they receive. We cannot predict what effect the Share Issuances may have on the price of our Common Shares or the volume of transactions involving our shares in the market. Sales of a substantial amount of our Common Shares or the perception that such sales may occur could adversely affect the liquidity of the market for our Common Shares or their price. Large price changes or low trading volume may preclude you from buying or selling our Common Shares at all, or at any particular price or during a time frame that satisfies your investment objectives.

The Restructuring Transaction and the Share Issuances are subject to the receipt of various third party approvals and the satisfaction or waiver of other closing conditions that may not be satisfied, waived, or completed on a timely basis, if at all. Failure to complete the Restructuring Transaction could have material and adverse effects on us.

        The completion of the Restructuring Transaction is subject to the receipt of various third party approvals and the satisfaction or waiver of other closing conditions including, among others: (1) the receipt of all Required Licenses and any other third party consent or approval required for the consummation of the Restructuring Transaction; (2) the effectiveness of the registration statement of which this prospectus forms a part; and (3) approval by Nasdaq of the listing of our Common Shares to be issued pursuant to the Transaction Agreement, subject to official notice of issuance. We cannot be sure that these third party approvals will be obtained or that the other closing conditions will be satisfied or waived. Accordingly, we cannot be sure that the Restructuring Transaction will be completed within a specified time period or at all or that the terms of the Restructuring Transaction will not change.

        If the Restructuring Transaction is not completed, we will not complete the Share Issuances and our leasing arrangements with SNH will not convert to management arrangements, which would result in our continuing to have high operating leverage. High operating leverage could restrain our ability to profitably operate our business, result in our needing to increase our borrowings under our credit facility or from other sources and limit our ability to pursue other business opportunities and investments we believe would benefit us. If realized, those circumstances could result in our defaulting on our rent obligations owed to SNH or our other obligations, result in our incurring losses and negatively impact our ability to continue as a going concern.

 WARNING CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus contains and incorporates by reference statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever we use words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "will," "may," and negatives or derivatives of these or similar expressions, we are making forward-looking statements. These forward-looking statements are based upon our present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Forward-looking statements contained in, or incorporated by reference in, this prospectus relate to various aspects of our business, including:

  •
  Our ability to complete the Restructuring Transaction and realize the benefits we expect as a result of that transaction,

  •
  Our ability to operate our senior living communities profitably,

  •
  Our ability to meet our rent, debt and other contractual obligations or obtain relief from those obligations,

  •
  Our ability to access or raise debt or equity capital,

  •
  Our expectation to focus our expansion activities on internal growth from our existing senior living communities and the services that we may provide,

  •
  Our ability to increase the number of senior living communities we operate and residents we serve, and to grow our other sources of revenues, including rehabilitation and wellness services and other services we may provide,

  •
  Whether the aging U.S. population and increasing life spans of seniors will increase the demand for senior living communities, wellness centers and other medical and healthcare related properties and healthcare services,

  •
  Our ability to comply and to remain in compliance with applicable Medicare, Medicaid and other federal and state regulatory, rule making and rate setting requirements,

  •
  Our ability to sell communities we offer for sale, and

  •
  Other matters.

        Our actual results may differ materially from those contained in or implied by our forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. Risks, uncertainties and other factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, cash flows, liquidity and prospects include, but are not limited to:

  •
  The impact of conditions in the economy and the capital markets on us and our residents and other customers,

  •
  Competition within the senior living and other healthcare related services businesses,

  •
  Our operating leverage,

  •
  Seniors' delaying or forgoing moving to senior living communities or purchasing services from us,

  •
  Increases in tort and insurance liability costs,

  •
  Increases in our labor costs or in costs we pay for goods and services,

  •
  Actual and potential conflicts of interest with our related parties, including our Managing Directors, SNH, The RMR Group LLC, or RMR LLC, ABP Trust and others affiliated with them,

  •
  Changes in Medicare or Medicaid policies and regulations or the possible future repeal, replacement or modification of these or other existing or proposed legislation or regulations, which could result in reduced Medicare or Medicaid rates, a failure of such rates to cover our costs or limit the scope or funding of either or both programs, or reductions in private insurance utilization and coverage,

  •
  Delays or nonpayment of government payments to us,

  •
  Compliance with, and changes to, federal, state and local laws and regulations that could affect our services or impose requirements, costs and administrative burdens that may reduce our ability to profitably operate our business,

  •
  Continued efforts by third party payers to reduce healthcare costs, and

  •
  Acts of terrorism, outbreaks of so called pandemics or other manmade or natural disasters beyond our control.

For example:

  •
  Even though challenging conditions in the senior living industry continue to exist, we believe there no longer exists a substantial doubt about our ability to continue as a going concern. However, our business and operations remain subject to substantial risks, including the risk that the Restructuring Transaction will not be completed, and many of these risks are beyond our control. As a result, our operations may not be profitable in the future and we may realize losses, which could negatively affect our ability to continue as a going concern,

  •
  We entered into the Transaction Agreement to modify our existing business arrangements with SNH, and certain aspects of the Restructuring Transaction are expected to be effective January 1, 2020. The Restructuring Transaction is subject to conditions, including, among others, the receipt of certain licensing and other regulatory approvals. We cannot be sure that any or all of such conditions will be satisfied or waived. Accordingly, the Restructuring Transaction may not become effective as of January 1, 2020 (or January 1, 2021, if the closing of the Restructuring Transaction is extended under the Transaction Agreement) or at all, or the terms of the Restructuring Transaction may change,

  •
  The Share Issuances are subject to conditions, including, among others, the approval by Nasdaq of the listing of our Common Shares to be issued pursuant to the Transaction Agreement, subject to official notice of issuance. Accordingly, we cannot be sure that the Share Issuances will be completed,

  •
  Our ability to operate senior living communities profitably depends upon many factors, including our ability to integrate new communities into our existing operations, as well as some factors which are beyond our control, such as the demand for our services arising from economic conditions generally and competition from other providers of senior living services. We may not be able to successfully integrate, operate, compete and profitably manage our senior living communities,

  •
  We expect to enter additional operating arrangements with SNH for additional senior living communities that SNH owns or may acquire in the future. However, we cannot be sure that we will enter any additional operating arrangements with SNH,

  •
  Our belief that the aging of the U.S. population and increasing life spans of seniors will increase demand for senior living communities and services may not be realized or may not result in increased demand for our services,

  •
  Our investments in our workforce and continued focus on reducing our employee turnover level by enhancing our competitiveness in the marketplace with respect to cash compensation and other benefits may not be successful and may not result in the benefits we expect to achieve through such investments,

  •
  Our marketing initiatives may not succeed in increasing our occupancy and revenues, and they may cost more than any increased revenues they may generate,

  •
  Our strategic investments to enhance efficiencies in and benefits from our purchasing of services may not be successful or generate the returns we expect,

  •
  At September 30, 2019, we had $39.4 million of unrestricted cash and cash equivalents. As of September 30, 2019, we had no borrowings under our $65.0 million credit facility or the SNH Credit Facility (as defined under the caption "The Restructuring Transaction"), letters of credit issued in an aggregate amount of $3.2 million and $61.8 million available for borrowing under our credit facility. These statements may imply that we may have sufficient cash liquidity. However, we have incurred operating losses and have an accumulated deficit. Moreover, our operations and business require significant amounts of working cash and require us to make significant capital expenditures to maintain our competitiveness. Accordingly, we may not have sufficient cash liquidity,

  •
  Circumstances that adversely affect the ability of seniors or their families to pay for our services, such as economic downturns, weakening housing market conditions, higher levels of unemployment among our residents' or potential residents' family members, lower levels of consumer confidence, stock market volatility and/or changes in demographics generally could affect the profitability of our senior living communities,

  •
  Residents who pay for our services with their private resources may become unable to afford our services, resulting in decreased occupancy and decreased revenues at our senior living communities and our increased reliance on lower rates from government agencies and other payers,

  •
  The various federal and state government agencies which pay us for the services we provide to some of our residents are currently experiencing budgetary constraints and may lower the Medicare, Medicaid and other rates they pay us,

  •
  We may be unable to repay our debt obligations when they become due,

  •
  Actual costs under our credit facility will be higher than LIBOR plus a premium because of other fees and expenses associated with our credit facility,

  •
  The amount of available borrowings under our credit facility is subject to our having qualified collateral, which is primarily based on the value of the assets securing our obligations under our credit facility. Accordingly, the availability of borrowings under our credit facility at any time may be less than $65.0 million. Also, the availability of borrowings under our credit facility is subject to our satisfying certain financial covenants and other conditions that we may be unable to satisfy,

  •
  The amount of available borrowings under the SNH Credit Facility is subject to conditions. Further, the SNH Credit Facility is scheduled to mature at the Conversion Time (as defined under the caption "The Restructuring Transaction"). As such, it is not a long term source of financing for us,

  •
  Our actions and approach to managing our insurance costs, including our operating an offshore captive insurance company and self-insuring with respect to certain liability matters, may not be successful and could result in our incurring significant costs and liabilities that we will be responsible for funding,

  •
  Contingencies in any acquisition or sale agreements we or SNH have entered or may enter into may not be satisfied and our and SNH's applicable acquisitions or sales, and any related management or pooling arrangements we may expect to enter may not occur, may be delayed or the terms of such transactions or arrangements may change,

  •
  We may be unable to meet collateral requirements related to our workers' compensation insurance program for future policy years, which may result in increased costs for such insurance program,

  •
  We may not be able to sell communities that we may seek to sell on terms acceptable to us or otherwise,

  •
  The fact that we have regained compliance with Nasdaq's minimum $1.00 bid price per share requirement may imply that we will continue to satisfy that Nasdaq standard. The number of our Common Shares included in our nonaffiliated public float is currently at a reduced level, which may result in decreased liquidity and increased trading price volatility for our Common Shares. If we fail to maintain compliance with Nasdaq's minimum $1.00 bid price or other standards, Nasdaq may initiate proceedings to delist our Common Shares,

  •
  We believe that our relationships with our related parties, including SNH, RMR LLC, ABP Trust and others affiliated with them, may benefit us and provide us with competitive advantages in operating and growing our business. However, the advantages we believe we may realize from these relationships may not materialize,

  •
  We expect to receive a capital distribution in the fourth quarter of 2019 in connection with the dissolution of Affiliates Insurance Company. We cannot be sure that such distribution will occur when expected or at all or what the amount of any such distribution will be, and

  •
  Our senior living communities are subject to extensive government regulation, licensure and oversight. We sometimes have regulatory issues in the operation of our senior living communities and, as a result, some of our communities may periodically be prohibited from admitting new residents, or our license to continue operations at a community may be revoked. Also, operating deficiencies or a license revocation at one or more of our senior living communities may have an adverse impact on our ability to operate, obtain licenses for, or attract residents to, our other communities.

        Currently unexpected results could occur due to many different circumstances, some of which are beyond our control, such as acts of terrorism, natural disasters, changed Medicare or Medicaid rates, new legislation, regulations or rule making affecting our business, or changes in capital markets or the economy generally. The information contained elsewhere in this prospectus and in the documents incorporated by reference, including the information set forth under the caption "Risk Factors" beginning on page 17 of this prospectus and under the caption "Risk Factors" in our Annual Report, identifies other important factors that could cause differences from our forward-looking statements. You should not place undue reliance upon our forward-looking statements. Except as required by law, we do not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.

THE RESTRUCTURING TRANSACTION

        On April 1, 2019, we entered into the Transaction Agreement pursuant to which we and SNH agreed to modify our existing business arrangements. Among other things, the Transaction Agreement provides that, subject to the receipt of various third party approvals and the satisfaction or waiver of other closing conditions, effective January 1, 2020 (or January 1, 2021, if the closing of the Restructuring Transaction is extended under the Transaction Agreement), or the Conversion Time:

  •
  our five existing master leases with SNH for all of SNH's senior living communities that we lease, as well as our existing management agreements and pooling agreements with SNH for SNH's senior living communities that we operate, will be terminated and replaced with new management agreements for all of these senior living communities, or collectively, the New Management Agreements;

  •
  SNH will declare a pro rata distribution of the FVE Share Payment Dividend to the SNH Shareholders as of the Record Date (which was declared by SNH's board of trustees on December 3, 2019) and we will issue to SNH such number of our Common Shares as is necessary to cause SNH to own, when considered together with our Common Shares then owned by SNH, approximately 34% of our then outstanding Common Shares, and we will issue to the Applicable SNH Shareholders, on a pro rata basis, an aggregate number of our Common Shares which equals approximately 51% of our then outstanding Common Shares; the noted percentage ownership amounts are post-issuance, giving effect to the Share Issuances; and

  •
  in connection with our restructuring and as consideration for the Share Issuances, SNH will provide us with $75.0 million of additional consideration on the Issuance Date. For more information about this additional consideration, see the information set forth under the caption "Use of Proceeds".

        Also on April 1, 2019, in connection with the Transaction Agreement, we entered into a credit agreement with SNH, or the SNH Credit Facility, pursuant to which SNH extended to us a $25.0 million line of credit. The SNH Credit Facility matures at the Conversion Time, unless extended by SNH in its sole discretion for a period of up to one year. The SNH Credit Facility provides for interest to be paid on borrowed amounts at a rate of 6% per year and is secured by real estate mortgages on six senior living communities owned by certain of our subsidiaries that guarantee our obligations under the SNH Credit Facility and certain personal property owned by those and certain other of our subsidiaries, as further described below. The SNH Credit Facility provides for acceleration of payment of all amounts outstanding under the SNH Credit Facility upon the occurrence and continuation of certain events of default, including a default by us under the Transaction Agreement and certain other agreements. The agreement governing the SNH Credit Facility contains certain covenants, including those that restrict our ability to incur debt or to pay dividends or make other distributions to our stockholders in certain circumstances. A portion of the $75.0 million, which SNH will provide us pursuant to the Transaction Agreement and as additional consideration for the Share Issuances, will be in the form of a reduction of outstanding borrowings under the SNH Credit Facility, if any. As of December 10, 2019, there were no borrowings outstanding under the SNH Credit Facility.

        Also pursuant to the Transaction Agreement: (1) commencing February 1, 2019, the aggregate amount of monthly minimum rent payable to SNH by us under our master leases with SNH was reduced to $11.0 million, subject to adjustment, and no additional rent is payable to SNH by us; and (2) on April 1, 2019, SNH purchased from us approximately $49.1 million of unencumbered fixed assets and improvements related to SNH's senior living communities leased and operated by us, which amount remains subject to adjustment but will not exceed $60.0 million. In accordance with the Transaction Agreement, the aggregate amount of monthly minimum rent payable to SNH was reduced to approximately $10.8 million as of September 30, 2019, as a result of dispositions, and remains subject to further adjustment.

        At our annual meeting of stockholders held on June 11, 2019, our stockholders approved the Share Issuances, which satisfied one of the conditions to the Restructuring Transaction. The Restructuring Transaction remains subject to conditions, including, among others: (1) the receipt of all Required Licenses (as defined in the Transaction Agreement) and any other third party consent or approval required for the consummation of the Restructuring Transaction; (2) the effectiveness of the registration statement of which this prospectus forms a part; and (3) approval by Nasdaq of the listing of our Common Shares to be issued pursuant to the Transaction Agreement, subject to official notice of issuance.

        If any required approval is not obtained by December 31, 2019, and the failure to obtain such approval is not the result of a breach or default by us under the Transaction Agreement, we and SNH have agreed to work in good faith to determine an alternative to allow the Restructuring Transaction to occur on January 1, 2020; provided SNH is not required to agree to any alternative that would adversely affect its qualification for taxation as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the IRC. If we and SNH do not agree to any such alternative, and, as of January 1, 2020, the failure to obtain a required approval is the only remaining condition under the Transaction Agreement, the Conversion Time will be automatically extended to January 1, 2021.

        Pursuant to the Transaction Agreement, because our stockholders approved the Share Issuances, the aggregate of monthly minimum rent payable to SNH under our existing master leases with SNH remains at $11.0 million, subject to adjustment, regardless of whether the Transaction Agreement is extended and/or is terminated. In accordance with the Transaction Agreement, this amount was reduced to approximately $10.8 million as of September 30, 2019 as a result of dispositions, and remains subject to further adjustment.

        Also pursuant to the Transaction Agreement, at the Conversion Time, or promptly thereafter, SNH, directly or through one or more of its subsidiaries, will purchase from us and our subsidiaries all unencumbered Qualifying PP&E (as defined in the Transaction Agreement) related to any leased properties acquired by us after April 1, 2019 with the approval of SNH, and may elect to purchase any other Qualifying PP&E or other motor vehicles related to existing leased properties owned by us or our subsidiaries as of the Conversion Time, for a purchase price equal to the depreciated value of such Qualifying PP&E or motor vehicles as of the Conversion Time. We may use the proceeds from any sale of this Qualifying PP&E for working capital and general corporate purposes; provided that we may not use such amounts to fund any Restricted Payment (as defined in the Transaction Agreement).

        The Transaction Agreement contains certain customary representations, warranties and covenants, including, among others, covenants with respect to the conduct of our business prior to the Conversion Time. Further, we have agreed to expand our Board of Directors within six months following the Conversion Time, to add an Independent Director (as defined in our bylaws) reasonably satisfactory to SNH.

        Pursuant to the New Management Agreements, we will receive a management fee equal to 5% of the gross revenues realized at the applicable senior living communities plus reimbursement for our direct costs and expenses related to such communities, as well as an annual incentive fee equal to 15% of the amount by which the annual earnings before interest, taxes, depreciation and amortization, or EBITDA, of all communities on a combined basis exceeds the target EBITDA for all communities on a combined basis for such calendar year, provided that in no event shall the incentive fee be greater than 1.5% of the gross revenues realized at all communities on a combined basis for such calendar year.

        The New Management Agreements provide for 15 year terms, subject to our right to extend for two consecutive five year terms if we achieve certain performance targets for the combined managed communities portfolio. The New Management Agreements also provide SNH with the right to terminate a New Management Agreement for any community that does not earn 90% of the target EBITDA for such community for two consecutive calendar years or in any two of three consecutive calendar years, with the measurement period commencing January 1, 2021 (and the first termination not possible until the beginning of calendar year 2023); provided SNH may not in any calendar year terminate communities representing more than 20% of the combined revenues for all communities for the calendar year prior to such termination.

 THE SHARE ISSUANCES

        Pursuant to the Transaction Agreement and subject to the receipt of various third party approvals and the satisfaction or waiver of other closing conditions, SNH has declared a pro rata distribution of the FVE Share Payment Dividend to the SNH Shareholders as of the Record Date to be paid on the Issuance Date. Immediately after the payment of such distribution, assuming the receipt of such third party approvals and the satisfaction or waiver of such closing conditions, we will issue to SNH such number of our Common Shares as is necessary to cause SNH to own, when considered together with our Common Shares then owned by SNH, approximately 34% of our then outstanding Common Shares, and we will issue to the Applicable SNH Shareholders, on a pro rata basis, an aggregate number of our Common Shares which equals approximately 51% of our then outstanding Common Shares. The noted percentage ownership amounts are post-issuance, giving effect to the Share Issuances.

        We have incurred and expect to incur costs related to the Share Issuances. Estimated costs include fees payable to the SEC, costs of the Issuance and Transfer Agent, legal and accounting fees and the cost of printing and mailing this prospectus to the SNH Shareholders. We estimate that we will incur aggregate costs of $510,000.

        No action is required of the Applicable SNH Shareholders to receive our Common Shares. No vote of the SNH Shareholders is required, and the Applicable SNH Shareholders are not required to pay any consideration or to surrender or exchange any common shares of SNH in order to receive the FVE Share Payment Dividend.

        SNH may be deemed to be a "statutory underwriter" within the meaning of Section 2(a)(1) of the Securities Act of 1933, as amended, or the Securities Act, with respect to the FVE Share Payment Dividend.

Number of Common Shares that you will receive

        Effective as of the Issuance Date, SNH will receive approximately 10,093,554 Common Shares and the Applicable SNH Shareholders will receive an aggregate of approximately 15,879,038 Common Shares. Each of the Applicable SNH Shareholders will receive approximately 0.07 of a Common Share for every one common share of SNH held, subject to the receipt of cash in lieu of fractional shares. For information regarding your Common Shares, including with respect to the trading of Common Shares between the Record Date and the Issuance Date, see the information set forth under the caption "—Trading between the Record Date and the Issuance Date."

How Common Shares will be delivered to you

        We have appointed Equiniti Trust Company as Issuance and Transfer Agent. Prior to the Issuance Date, we will deliver to the Issuance and Transfer Agent the Common Shares to be issued to SNH and to the Applicable SNH Shareholders. If you own common shares of SNH as of the Record Date, the Common Shares that you are entitled to receive in the Share Issuances will be issued to your account as follows, subject to the receipt of cash in lieu of fractional shares (as described below):

  •
  Registered shareholders.  If you own your common shares of SNH directly, you are a registered shareholder of SNH. In this case, the Issuance and Transfer Agent will credit the Common Shares that you are entitled to receive in the Share Issuances by way of direct registration in book entry form to a new account with the Issuance and Transfer Agent. Registration in book entry form refers to a method of recording share ownership where no share certificates are issued to shareholders, as is the case in the Share Issuances. You will be able to access information regarding your book entry account holding our shares at the Issuance and Transfer Agent.

  •
  "Street name" or beneficial shareholders.  If you own your common shares of SNH through a bank, broker or other nominee, the bank, broker or other nominee holds the shares in "street name" and records your ownership on its books. In this case, your bank, broker or other nominee will credit your brokerage account with all Common Shares that you are entitled to receive in the Share Issuances on or shortly after the Issuance Date. You may contact your bank, broker or other nominee if you have any questions concerning the mechanics of having shares held in "street name."

        Commencing on or shortly after the Issuance Date, the Issuance and Transfer Agent will mail to the registered SNH Shareholders as of the Record Date an account statement that indicates the number of Common Shares that have been registered in book entry form in such SNH Shareholder's name. We expect it will take the Issuance and Transfer Agent up to two weeks after the Issuance Date to complete the issuance of our Common Shares and mail statements of holding to all registered holders of Common Shares. As explained below, the Applicable SNH Shareholders who own their common shares of SNH as record holders will not receive fractional Common Shares in the Share Issuances and instead will receive an amount in cash in lieu of any such fractional interest.

Treatment of fractional Common Shares

        We will pay cash, without interest, in lieu of any fractional Common Share that a registered Applicable SNH Shareholder or a DTC participant (based on the aggregate position in its DTC participant account(s)) would otherwise be entitled to receive. The amount of cash with respect to the fractional Common Share will equal the product (rounded to the nearest cent) of (i) such fractional Common Share, multiplied by (ii) the when-issued closing price for a Common Share on Nasdaq on the Issuance Date.

        We will pay the respective cash amounts deliverable to registered holders and DTC participants in lieu of fractional shares as of the Issuance Date. No interest will be paid on any cash paid in lieu of a fractional Common Share.

        The Applicable SNH Shareholders who own their common shares of SNH through a bank, broker or other nominee may receive fractional Common Shares in the Share Issuances.

Stock Exchange Listing

        Our Common Shares are listed on Nasdaq under the symbol "FVE."

Trading between the Record Date and the Issuance Date

        We anticipate that trading in our Common Shares will begin on a "when-issued" basis as early as one trading day prior to the Record Date and continue up to and including the Issuance Date. "When-issued" trading of shares in this context refers to a sale or purchase made conditionally on or before the Issuance Date because the shares have not yet been issued. If you own common shares of SNH as of the Record Date, you will receive the FVE Share Payment Dividend, pursuant to which you will be entitled to receive Common Shares (or in certain circumstances cash for fractional shares in lieu thereof) in the Share Issuances. You may trade the Common Shares you receive pursuant to the FVE Share Payment Dividend, without the common shares of SNH you own, on the "when-issued" market. We expect "when-issued" trades of Common Shares to settle within three trading days after the Issuance Date. On the first trading day following the Issuance Date, we expect that "when-issued" trading of Common Shares will end and "regular way" trading will continue.

        We also anticipate that, as early as one trading day prior to the Record Date and continuing up to and including the Issuance Date, there will be two markets in SNH's common shares: a "regular way" market and an "ex-distribution" market. Common shares of SNH that trade on the regular way market will trade with the FVE Share Payment Dividend. Common shares of SNH that trade on the ex-distribution market will trade without the FVE Share Payment Dividend. Therefore, if you sell common shares of SNH in the regular way market up to and including the Issuance Date, you will be selling your FVE Share Payment Dividend. However, if you own common shares of SNH as of the Record Date and sell those shares on the ex-distribution market up to and including the Issuance Date, you will retain the FVE Share Payment Dividend and will therefore be entitled to receive our Common Shares in the Share Issuances pursuant to the FVE Share Payment Dividend.

        Following the Issuance Date, we expect our Common Shares to continue to be listed on Nasdaq under the trading symbol "FVE." If "when-issued" trading of our Common Shares occurs, the listing for our Common Shares is expected to be under a trading symbol different from our "regular way" trading symbol. The "when-issued" trading symbol will be announced when and if it becomes available.

Common Shares eligible for future sale

        Our Common Shares are listed on Nasdaq under the symbol "FVE". Our Common Shares received by the Applicable SNH Shareholders will generally be freely tradeable without restriction under the Securities Act and may be sold immediately. ABP Acquisition LLC, ABP Trust and Adam Portnoy, or, collectively, the ABP Parties, SNH and other affiliates of ours must, as a condition to selling our Common Shares, either have us register the resale of the Common Shares under the Securities Act or have available an exemption from registration under the Securities Act and comply with any other applicable securities laws.

        Upon the completion of the Share Issuances, SNH will own approximately 10,093,554 Common Shares or approximately 34% of our Common Shares outstanding, and the ABP Parties will own approximately 1,997,391 Common Shares, or 6.4% of our Common Shares outstanding. Each of SNH and the ABP Parties will be entitled to dispose of our Common Shares upon compliance with applicable securities laws.

        In addition to our Common Shares being issued in the Share Issuances, which may be sold immediately (except to the extent held by our affiliates, as described below), Common Shares held by SNH and the ABP Parties will be eligible for sale subject to volume, manner of sale and other limitations pursuant to Rule 144. In the event that we register the sale of Common Shares held by SNH or the ABP Parties under the Securities Act, such Common Shares would become freely tradeable without restriction under the Securities Act immediately upon the effectiveness of such registration.

        If we do not register Common Shares held by SNH or the ABP Parties, such Common Shares will continue to be "restricted securities" as defined under Rule 144. Restricted securities may be sold in the U.S. public markets only if registered or if they qualify for an exemption from registration. In general, Rule 144 provides that an affiliate who has beneficially owned "restricted" shares for at least six months will be entitled to sell on the open market in brokers' transactions, within any three month period, a number of Common Shares that does not exceed the greater of:

  •
  one percent of our then outstanding Common Shares (approximately 310,542 Common Shares immediately after the Share Issuances); and

  •
  the average weekly trading volume of our Common Shares on Nasdaq during the four calendar weeks preceding the filing with the SEC of a notice on Form 144 with respect to the sale.

        Sales of restricted shares under Rule 144 are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. In the event that any person who is deemed to be our affiliate receives Common Shares in the Share Issuances, sales under Rule 144 of our Common Shares held by that person are subject to the volume limitations and other restrictions described in the preceding two paragraphs.

Reasons for furnishing this prospectus

        We are furnishing this prospectus solely to provide information to the Applicable SNH Shareholders who will receive Common Shares in the Share Issuances. You should not construe this prospectus as an inducement or encouragement to buy, hold or sell any of our securities or any securities of SNH. We believe that the information contained in this prospectus is accurate as of the date set forth on the cover. Changes to the information contained in this prospectus may occur after that date, we do not undertake any obligation to update the information except as required by law.

 USE OF PROCEEDS

        Pursuant to the Transaction Agreement, the $75.0 million of additional consideration that we will receive from SNH as consideration for the Share Issuances will be provided to us in the following order until the full amount of the additional consideration has been provided: (a) the reduction, on a dollar for dollar basis, of outstanding borrowings under the SNH Credit Facility, if any, (b) the payment or assumption by SNH of certain working capital liabilities, as further described in the Transaction Agreement, and (c) the payment of cash to us, which we will use for general business purposes. We will not receive any proceeds from any SNH Shareholders in this offering.

DIVIDEND POLICY

        We do not expect to pay dividends in the foreseeable future.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our Common Shares (which currently constitute and immediately following completion of the Share Issuances will still constitute the only class of our outstanding stock) by (a) each person who beneficially owns, directly or indirectly, more than 5% of the outstanding Common Shares, (b) each of the members of our Board of Directors, or our Directors, and executive officers and (c) all of our Directors and executive officers as a group. Such information is presented as of December 10, 2019, except as otherwise noted. For beneficial ownership information regarding certain former executive officers of ours during 2018, see our definitive Proxy Statement for our 2019 Annual Meeting of Stockholders dated April 25, 2019 under the caption "Ownership of Equity Securities of the Company—Directors and Executive Officers." Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to all Common Shares shown to be beneficially owned by such person or entity, subject to the matters set forth in the notes to the table below. Except as set forth below, the business address of the stockholders listed is c/o Five Star Senior Living Inc., 400 Centre Street, Newton, Massachusetts 02458.

	Beneficial Ownership Prior to Completion of the Share Issuances			Beneficial Ownership After the Share Issuances
Name and Address of Beneficial Owner	Common Shares Owned		Percentage(1)(2)	Common Shares Owned(3)		Percentage(4)
Principal Stockholders:
ABP Acquisition LLC,
ABP Trust and
Adam D. Portnoy
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458	1,817,549	(5)	35.8%	1,997,391	(6)	6.4%
Senior Housing Properties Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458	423,500		8.3%	10,517,054		33.9%
William F. Thomas,
Robert D. Thomas,
Gemini Properties and
David R. Ford(7)
1516 South Boston Avenue, Suite 301
Tulsa, Oklahoma 74119	311,675		6.1%	311,675		1.0%
Directors and Executive Officers:
Adam D. Portnoy	1,817,549	(5)	35.8%	1,997,391	(6)	6.4%
Gerard M. Martin	25,675		Less than 1%	30,379		Less than 1%
Katherine E. Potter	19,600		Less than 1%	20,214		Less than 1%
Margaret S. Wigglesworth	0		—	0		—
Jeffrey C. Leer	136		Less than 1%	690		Less than 1%
Barbara D. Gilmore(8)	14,075		Less than 1%	14,075		Less than 1%
Bruce M. Gans, M.D.	13,194		Less than 1%	13,194		Less than 1%
Donna D. Fraiche	10,100		Less than 1%	10,100		Less than 1%
All Directors and Executive Officers as a group (eight persons)	1,900,329		37.4%	2,086,043		6.7%

(1)
Based on 5,081,634 Common Shares outstanding as of December 10, 2019.

(2)
Our charter and other agreements, to which we are a party, place restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class of our equity shares. Additionally, the terms of our management agreements and leases with SNH contain provisions whereby our rights under these agreements and leases may be cancelled by SNH upon the acquisition by any person or group of more than 9.8% of our voting stock or upon other change in control events, as defined. If the violation of these ownership limitations causes a lease or other contract default, stockholders causing the default may become liable to us or to other stockholders for damages. The ABP Parties received (i) exceptions to the ownership restrictions set forth in our charter that would allow the ABP Parties and certain related persons to acquire and own, in aggregate, up to 38.0% of our issued and outstanding Common Shares and (ii) waivers for any default or event of default under any lease, management or other agreement between or among us and SNH, or any of our or SNH's subsidiaries, arising or resulting from the grant of such exceptions or the acquisition by the ABP Parties, in aggregate, of up to 1,800,000 Common Shares. In connection with the Share Issuances, our Board of Directors has granted SNH similar waivers and exceptions to the ownership restrictions in our charter and other agreements. In addition, in order to help us preserve the tax treatment of our net operating losses and other tax benefits, our bylaws generally provide that transfers of our shares to a person, entity or group that is then, or would become as a result, an owner of 5.0% or more of our outstanding shares under applicable standards would be void in total for transferees then already owning 5.0% or more of our shares, and for transferees that would otherwise become owners of 5.0% or more of our shares, to the extent the transfer would so result in such level of ownership by the proposed transferee and to the extent not approved by us. The 5.0% ownership limitation under our bylaws is determined based on applicable tax rules. The ABP Parties and SNH do not own, and based on the Schedule 13D/A of W.F. Thomas, R.D. Thomas, Gemini Properties and David R. Ford, we do not believe that W.F. Thomas, R.D. Thomas, Gemini Properties and David R. Ford own, 5.0% or more of our shares in violation of the 5.0% ownership limitation as determined under our bylaws.

(3)
Beneficial Ownership after the Share Issuances includes the Common Shares to be issued to these stockholders in their capacity as SNH Shareholders (except for W.F. Thomas, R.D. Thomas, David R. Ford and Gemini Properties).

(4)
Based on 31,054,226 Common Shares outstanding after giving effect to approximately 25,972,592 Common Shares to be issued in the Share Issuances.

(5)
ABP Acquisition LLC, a wholly owned subsidiary of ABP Trust, directly owns and has shared voting and dispositive power over 1,799,999 Common Shares. ABP Trust beneficially owns and has shared voting and dispositive power over these 1,799,999 Common Shares. Adam Portnoy directly owns and has sole voting and dispositive power over 17,550 Common Shares and beneficially owns and has shared voting and dispositive power over 1,799,999 Common Shares.

(6)
After the Share Issuances, ABP Acquisition LLC will directly own and have shared voting and dispositive power over 1,799,999 Common Shares. ABP Trust will directly own and have shared voting and dispositive power over 170,206 Common Shares and beneficially own and have shared voting and dispositive power over the 1,799,999 Common Shares. Adam Portnoy will directly own and have sole voting and dispositive power over 27,186 Common Shares and will beneficially own and have shared voting and dispositive power over 1,970,205 Common Shares.

(7)
Beneficial ownership of W.F. Thomas, R.D. Thomas, David R. Ford and Gemini Properties is based solely on a Schedule 13D/A filed with the SEC on December 16, 2016. W.F. Thomas beneficially owns 311,675 and has sole voting and dispositive power over 31,751 Common Shares and has shared voting and dispositive power over 279,924 Common Shares. By virtue of (i) his role as an advisor to certain donor advised charitable funds, W.F. Thomas may be deemed to beneficially own 2,000 Common Shares and (ii) his role as an advisor to an individual retirement fund, W.F. Thomas may be deemed to beneficially own an additional 215 Common Shares; W.F. Thomas disclaims such beneficial ownership. R.D. Thomas beneficially owns and has shared voting and dispositive power over 302,208 Common Shares. R.D. Thomas does not have sole voting or dispositive power over any Common Shares. By virtue of his position in relation to family investment funds, R.D. Thomas may be deemed to have beneficial ownership of 3,980 Common Shares. By virtue of (x) his position in relation to a family trust account, R.D. Thomas may be deemed to have beneficial ownership of 1,850 Common Shares, and (y) his role as an advisor to certain donor advised charitable funds, R.D. Thomas may be deemed to beneficially own 18,668 Common Shares; R.D. Thomas disclaims such beneficial ownership. Gemini Properties beneficially owns and has shared voting and dispositive power over 191,516 Common Shares and does not have sole voting or dispositive power over any Common Shares. By virtue of (A) their respective roles as partners of an Oklahoma general partnership, Gemini Properties, W.F. Thomas and R.D. Thomas may be deemed to beneficially own 191,516 Common Shares, and (B) their respective roles as co-advisors to a donor advised charitable investment fund, W.F. Thomas and R.D. Thomas may be deemed to beneficially own 86,193 Common Shares; both W.F. Thomas and R.D. Thomas in their individual capacity each disclaim such beneficial ownership.

(8)
Includes 1,000 Common Shares owned by Ms. Gilmore's husband.

 DESCRIPTION OF CAPITAL STOCK

        The following description of the terms of our shares of capital stock is only a summary. For a complete description, please refer to our charter and bylaws, which have previously been filed with the SEC and are incorporated by reference in this prospectus, and this summary is qualified in its entirety thereby.

        Our charter authorizes us to issue up to an aggregate of 76,000,000 shares of capital stock, of which 75,000,000 are currently designated as our Common Shares and 1,000,000 are currently designated as shares of preferred stock. As of September 30, 2019, we had 5,082,334 Common Shares issued and outstanding. As of the date of this prospectus, no other class or series of shares of capital stock has been established and is outstanding.

        Our charter contains a provision permitting our Board of Directors, without any action by our stockholders, to amend our charter to increase or decrease the total number of shares of capital stock or the number of shares of any class or series that we have authority to issue. Our charter further authorizes our Board of Directors, subject to certain limitations, to reclassify any unissued shares from time to time by setting the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of our Common Shares or any new class or series of stock created by our Board of Directors. We believe that our Board of Directors having these powers provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other business needs which might arise. Although our Board of Directors has no intention at the present time of doing so, it could authorize us to issue a class or series of shares of capital stock that could, depending upon the terms of the class or series, delay or prevent a change in control.

Common Shares

        The following is a summary of some general terms and provisions of our Common Shares. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our charter and bylaws, copies of which have been filed with the SEC. For more information, see the information set forth under the caption "Where You Can Find Additional Information."

        Except as otherwise described in this prospectus, and subject to the preferential rights of any other class or series of shares then outstanding or which may be issued, and to the restrictions on transfers of Common Shares described below, all of our Common Shares are entitled:

  •
  to receive distributions on our Common Shares if, as and when authorized by our Board of Directors and declared by us out of assets legally available for distribution; and

  •
  to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

        Subject to the provisions of our charter regarding the restriction on the transfer of shares of capital stock, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors. Holders of our Common Shares do not have cumulative voting rights in the election of Directors.

        Holders of our Common Shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights, or preemptive rights to subscribe for any of our securities.

        For additional information about our Common Shares, including the potential effects that provisions in our charter and bylaws may have in delaying or preventing a change in our control, see the information set forth under the caption "Description of Certain Provisions of Maryland Law and of Our Charter and Bylaws" below.

Transfer Agent and Registrar

        The transfer agent and registrar for our Common Shares is Equiniti Trust Company.

 DESCRIPTION OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF
OUR CHARTER AND BYLAWS

        We are a Maryland corporation. The following is a summary of our charter and bylaws and material provisions of the Maryland General Corporation Law, or the MGCL. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our charter and bylaws, copies of which are filed with the SEC or refer to the provisions of the MGCL.

Restrictions on Transfer and Ownership of Shares

        Our charter provides that no person may own, or be deemed to own by virtue of the attribution provisions of the IRC, more than 9.8% in value or in number, whichever is more restrictive, of shares of any class or series of our outstanding shares of capital stock. This ownership limitation in our charter is consistent with our contractual obligation with SNH to not take actions that may conflict with SNH's qualification for taxation as a REIT under the IRC. We also believe this provision promotes good orderly governance.

        With the written consent of SNH, our Board of Directors, in its discretion, may grant an exemption from the ownership limitation if it is satisfied that: (1) the stockholder's ownership will not cause us or any of our subsidiaries that are tenants of SNH or any subsidiary of SNH to be deemed a "related party tenant" with respect to SNH under the rules applicable to REITs under the IRC; (2) the stockholder's ownership will not cause a default under any lease we have outstanding; and (3) the stockholder's ownership is otherwise in our best interests as determined by our Board of Directors. In addition, any person who makes a request therefor shall provide to our Board of Directors such representations and undertakings as our Board of Directors or SNH may deem reasonably necessary to determine that such conditions have been and/or will continue to be satisfied. In connection with any requested exemption, our Board of Directors may require such rulings from the Internal Revenue Service or opinions of counsel as it deems advisable in order to determine or ensure SNH's qualification for taxation as a REIT and such representations, undertakings and agreements it deems necessary or advisable in order for it to make the foregoing determinations.

        If a person attempts a transfer of our shares in violation of the ownership limitations described above, then the number of shares which would cause the violation will (1) be automatically transferred to a charitable trust for the exclusive benefit of one or more charitable beneficiaries designated by us or (2) if such transfer is not effective to prevent the violation of the ownership limitations, be void ab initio. A transfer to the charitable trust will be deemed to be effective as of the close of business on the business day prior to the purported transfer or other event that results in the transfer to the charitable trust. The prohibited owner will generally not acquire any rights in these excess shares (except to the extent provided below upon a sale of the shares), will not benefit economically from ownership of any excess shares, will have no rights to distributions, will not possess any rights to vote and, to the extent permitted by law, will have no claim, cause of action or other recourse against the purported transferor of such shares. Subject to Maryland law, the trustee of the charitable trust will have the authority to rescind as void any vote cast by the prohibited owner prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust for the charitable beneficiary will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary.

        Within 20 days after receiving notice from us that our shares have been transferred to a charitable trust, the trustee will sell the shares and related rights held in the charitable trust to a person designated by the trustee whose ownership of the shares will not violate the ownership limitations set forth in our charter. Upon this sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows:

  •
  the prohibited owner will receive the lesser of:

  (1)
  the net price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust, for example, a gift, devise or other similar transaction, the market price (as defined in our charter) of the shares on the day of the event causing the shares to be transferred to the charitable trust; and

  (2)
  the net sales proceeds received by the trustee from the sale or other disposition of the shares held in the charitable trust; and

  •
  any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid immediately to the charitable beneficiary.

        If, prior to our discovery that shares have been transferred to the charitable trust, a prohibited owner sells those shares, then:

  •
  those shares will be deemed to have been sold on behalf of the charitable trust; and

  •
  to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by the trustee, the prohibited owner must pay the excess to the trustee upon demand.

        Also, shares held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

  •
  the price per share in the transaction that resulted in the transfer to the charitable trust or, in the case of a devise, gift or other similar transaction, the market price per share on the day of the event causing that transfer; and

  •
  the market price on the date we or our designee accepts the offer.

        We will have the right to accept the offer until the trustee has sold the shares held in the charitable trust. The net proceeds of the sale to us will be distributed to the prohibited owner in the amount determined pursuant to the above provisions.

        Any person who acquires or attempts or intends to acquire constructive ownership of any shares that will or may violate the foregoing share ownership limitations, or any person who would have owned shares that resulted in a transfer to a charitable trust, is required to immediately give written notice to us of such event, or in the case of such a proposed or attempted transaction, give at least 15 days' prior written notice, and to provide to us such other information as we may request.

        Every owner of more than 5% of the outstanding shares of any class or series of our shares is required to give written notice to us within 30 days after the end of each taxable year stating the name and address of the owner, the number of shares of each class and series of our shares which the owner owns and a description of the manner in which those shares are held. Any such owner who holds our shares as nominee for another person who is required to include dividends on our shares in his or her gross income (the actual owner) is required to give written notice to us stating the name and address of the actual owner and the number of our shares of the actual owner with respect to whom the holder of our shares is nominee. Each such stockholder and each such actual owner is required to provide us upon demand with any additional information as we may request in order to assist us and SNH in its determination of its qualification for taxation as a REIT and to ensure compliance with the foregoing share ownership limitations.

        Net Operating Loss Ownership Limitation.    Subject to various exceptions, our bylaws provide that attempted transfers of our shares to a person, entity or group which is, or would become as a result, an owner of 5% or more of our outstanding shares would be void for transferees already owning 5% or more of our shares and, for transferees that would otherwise become owners of 5% or more of our shares, to the extent the transfer would result in such level of ownership. This ownership limitation in our bylaws is intended to help us preserve the tax treatment of our net operating losses and other tax benefits. We also believe this provision promotes good orderly governance. Shares relating to attempted transfers in violation of these bylaw provisions may be subject to transfer to a charitable trust in accordance with the provisions of our charter, as described above. However, with respect to stockholders who held in excess of 5% of our shares outstanding prior to November 10, 2009, none of such stockholders' shares were deemed to be excess securities subject to automatic transfer to a charitable trust. Such stockholders will not be permitted to acquire additional shares while owning 5% or more of our outstanding shares or thereafter to the extent any such subsequent acquisition would result in them owning 5% or more of our outstanding shares. Our Board of Directors or an authorized committee may approve transfers otherwise prohibited by these bylaw provisions.

        The restrictions in our charter and bylaws described above will not preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated interdealer quotation system. Our charter and bylaws provide, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in this kind of transaction will be subject to all of the provisions and limitations described above.

        All certificates representing our shares and any share statements for our uncertificated shares may bear legends referring to the foregoing restrictions.

Directors

        Our charter and bylaws provide for a Board of Directors of five members and that our Board of Directors may change the number of Directors, but there may not be less than the minimum number required by Maryland law (which is one), nor more than seven. Pursuant to the Transaction Agreement, within six months following the Conversion Time, we have agreed to expand our Board of Directors to add an Independent Director (as defined in our bylaws) reasonably satisfactory to SNH.

        Our charter divides our Board of Directors into three classes, with stockholders electing the Directors of each class for terms expiring at the annual meeting held in the third year following the year of their election and until the election and qualification of their successors, and only one class of Directors being elected each year. We believe that classification of our Board of Directors helps to assure the continuity of our business strategies and policies. The classified board provision could have the effect of making the wholesale replacement of incumbent Directors more time consuming and difficult. At least two annual meetings of stockholders will generally be required to effect a change in a majority of our Board of Directors.

        There is no cumulative voting in the election of Directors. Except as may be mandated by any applicable law or the listing requirements of the principal exchange on which our Common Shares are listed, and subject to the voting rights of any class or series of our shares which may be hereafter created, a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a Director in an uncontested election and a majority of all the votes entitled to be cast for the election of a Director shall be required to elect a Director in a contested election.

        In case of failure to elect Directors at an annual meeting of stockholders, the incumbent Directors will hold over and continue to direct the management of our business and affairs until they resign or their successors are elected and qualify. Any vacancy on our Board of Directors may be filled only by a majority of the remaining Directors, even if the remaining Directors do not constitute a quorum, for the remaining term of the class in which the vacancy exists and until a successor is elected and qualifies. Our charter provides that a Director may be removed only for cause by the affirmative vote of at least three-fourths of the votes entitled to be cast generally in the election of Directors. This provision precludes stockholders from removing our incumbent Directors for other than cause and then only if they can obtain the requisite affirmative vote of shares. Any stockholders proposing to remove one or more Directors must meet all of the requirements in our bylaws for a nomination of a Director at an annual meeting of stockholders or a proposal of other business at a meeting of stockholders, as described below under "—Advance Notice of Director Nominations and Other Business."

        Under our bylaws, a Director must be at least 21 years of age, not under legal disability, have substantial expertise or experience relevant to our business (as determined by our Board of Directors), not have been convicted of a felony and meet the qualifications of an Independent Director or a Managing Director. An "Independent Director" is one who is not an employee of ours or of our manager, RMR LLC, who is not involved in our day to day activities and who meets the qualifications of an independent director under the applicable rules of each securities exchange upon which our Common Shares are listed for trading and the SEC, as those requirements may be amended from time to time. A "Managing Director" is one who has been an employee, officer or director of ours or of our manager, RMR LLC, or is involved in our day to day activities for at least one year prior to his or her election. A majority of the Directors holding office shall at all times be Independent Directors, except for temporary periods due to vacancies. If the number of Directors, at any time, is set at less than five, at least one Director will be a Managing Director. So long as the number of Directors shall be five or greater, at least two Directors will be Managing Directors.

Advance Notice of Director Nominations and Other Business; Procedures of Special Meetings of Stockholders

        Our bylaws provide that nominations of individuals for election to our Board of Directors and proposals of other business to be considered at an annual meeting of stockholders may be made (1) in our notice of the meeting or otherwise properly brought before the meeting by or at the direction of our Board of Directors, or (2) by a stockholder who is entitled to vote at the meeting, is entitled to make nominations or proposals and has complied with the advance notice procedures set forth in our bylaws.

        Under our bylaws, a stockholder's notice of nominations of individuals for election to our Board of Directors or proposal of other business to be considered at an annual meeting of stockholders must be in writing and be delivered to our Secretary at our principal executive offices not later than 5:00 p.m. (Eastern Time) on the 120th day nor earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting; provided however, that if the annual meeting is called for a date that is more than 30 days earlier or later than the first anniversary of the date of the preceding year's annual meeting, the notice must be delivered by not later than 5:00 p.m. (Eastern Time) on the 10th day following the earlier of the day on which (1) notice of the date of the annual meeting is mailed or otherwise made available or (2) public announcement of the date of the annual meeting is first made by us. Neither the postponement or adjournment of an annual meeting, nor the public announcement of such postponement or adjournment, commences a new time period (or extends any time period) for the giving of a stockholder's notice.

        Our bylaws set forth procedures for submission of nominations of individuals for election to our Board of Directors and other proposals by our stockholders for consideration at an annual meeting of stockholders, including, among other things:

  •
  requiring that any one or more stockholders wishing to make a nomination or proposal of other business have continuously owned our shares of beneficial interest entitled to vote in the election of Directors or propose other business for at least three years as of the date of the giving of the notice of the proposed nomination or proposal of other business, the record date for determining the stockholders entitled to vote at the meeting and the time of the annual meeting, with the aggregate shares owned by such stockholder(s) as of each such date during such three year period representing at least 3% of our shares of beneficial interest, that the stockholder(s) hold a certificate evidencing the aggregate number of shares of beneficial interest owned at the time of submitting a notice as of each such date, and that the stockholder(s) submit the proposal to our Secretary in accordance with the requirements of our bylaws;

  •
  providing that the advance notice provisions in our bylaws are the exclusive means for stockholders to make nominations or propose business for consideration at an annual meeting of our stockholders, to the extent of matters which are required to be presented to our stockholders by applicable law and which have been properly presented in accordance with the requirements of such law;

  •
  requiring certain information and documentation to be provided regarding any proposed nominee for election to our Board of Directors by the proposing stockholder(s);

  •
  requiring certain information to be provided with respect to any business other than the election of Directors that a stockholder(s) propose(s) to bring before a meeting of our stockholders;

  •
  requiring certain information and documentation to be provided as to the proposing stockholder(s) and certain of its (their) affiliates; and

  •
  providing that the proposing stockholder(s) is (are) responsible for ensuring compliance with the advance notice provisions and that neither we, our Board of Directors, any committee of our Board of Directors nor any of our officers has any duty to request clarification or updating of information or to inform the proposing stockholder(s) of any defect in the notice of the proposing stockholder(s).

        With respect to special meetings of stockholders, our bylaws provide that only business brought before the meeting pursuant to our notice of meeting by or at the direction of our Board of Directors or otherwise properly brought before the meeting by or at the direction of our Board of Directors may be considered at such meeting. Nominations of individuals for election to our Board of Directors may be made at a special meeting of stockholders at which Directors are to be elected pursuant to our notice of meeting, by or at the direction of our Board of Directors, or, provided that our Board of Directors has determined that Directors will be elected at such special meeting, by a stockholder who is a stockholder of record both at the time of giving of the notice provided for in our bylaws through and including the time of the special meeting, who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws. Under our bylaws, if we call a special meeting of stockholders for the purpose of electing one or more Directors, any one or more stockholders may nominate an individual or individuals (as the case may be) for election to our Board of Directors if the stockholder(s) satisfies the ownership, holding and certificate requirements required our bylaws, as described above, for submitting nominations for consideration at an annual meeting of stockholders. To be timely, a stockholder's notice must be delivered not earlier than the 150th day prior to such special meeting and not later than 5:00 p.m. (Eastern Time) on the later of (1) the 120th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting. Neither the postponement or adjournment of a special meeting, nor the public announcement of such postponement or adjournment, shall commence a new time period (or extend any time period) for the giving of a stockholder's notice.

Meetings of Stockholders

        Under our bylaws, the date and time of our annual meeting of stockholders will be determined by our Board of Directors. Our President or a majority of our Board of Directors may call a special meeting of the stockholders. Pursuant to our bylaws, our Secretary shall also call a special meeting of stockholders for a particular purpose and for particular matters to be acted on upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting (or such greater proportion as we are permitted to specify under Maryland law) if, at the time of such request, stockholders are entitled by law to cause a special meeting of stockholders to be called. Our bylaws further provide that any stockholder requesting the call of a special meeting must (1) meet minimum ownership requirements of our shares of stock as described in our bylaws and (2) provide detailed information regarding the business to be discussed at such meeting and the stockholder submitting the request or notice.

        Whenever stockholders are required or permitted to take any action by a vote, the action may be taken at a meeting of stockholders, or without a meeting only by a unanimous written consent of the stockholders entitled to vote on the matter which sets forth the action. With respect to matters brought before a meeting of stockholders other than the election of Directors, except where a different voting standard is required by any applicable law, the listing requirements of the principal securities exchange on which our Common Shares are listed or a specific provision of our charter, 75% of all Common Shares entitled to vote at the meeting shall be required to approve the matter unless such matter has been previously approved by our Board of Directors, in which case the vote required for approval is a majority of the votes cast at the meeting.

Liability and Indemnification of Directors and Officers

        The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated. Our charter contains a provision which eliminates the liability of our Directors and officers to the maximum extent permitted by Maryland law.

        The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under Maryland law, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

        The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity.

        Our charter also authorizes us, to the maximum extent permitted by Maryland law, to indemnify (1) any present or former Director or officer of us or (2) any individual who, while a Director of us and at our request, serves or has served as a director, officer, partner or trustee of another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as our present or former Director or officer and pay or reimburse such person's reasonable expenses in advance of final disposition of a proceeding.

        We have also entered into indemnification agreements with our Directors and certain of our officers providing for procedures for indemnification by us to the maximum extent permitted by Maryland law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us. We also maintain directors' and officers' liability insurance for our Directors and officers.

Stockholder Liability

        Under our bylaws, to the fullest extent permitted by law, each stockholder is liable to us for, and shall indemnify and hold harmless us and our affiliates from and against, all costs, expenses, penalties, fines or other amounts, including, without limitation, reasonable attorneys' and other professional fees, whether third party or internal, arising from a stockholder's breach of or failure to fully comply with any covenant, condition or provision of our charter or bylaws (including the advance notice provisions of our bylaws) or any action by or against us in which the stockholder is not the prevailing party, and shall pay such amounts on demand, together with interest on such amounts.

        Further, our Credit Agreement provides that a change in our control, as defined in that agreement, including termination or expiration of our business management agreement with RMR LLC, constitutes a default under the agreement, and a default under those agreements could result in a cross-default under our other debt, if any. In addition, our leases and management agreements with SNH provide that our rights and benefits under those agreements may be terminated in the event that anyone acquires 9.8% or more of our shares or we experience some other change in control, as defined in those agreements, without the consent of SNH. If a breach of the ownership limitations or other provisions of our charter or bylaws results in a default under our Credit Agreement or our other debt, a loss of the benefits of our leases or management agreements with SNH or costs or losses to us under any of our other agreements, the stockholder or stockholders causing the breach may be liable to us and may be liable to our other stockholders for damages. These damages may be in addition to the loss of beneficial ownership and voting rights of the shares owned by the breaching stockholder or stockholders, as described above, and these damages may be material.

Arbitration and Exclusive Forum

        Our bylaws provide that, with certain exceptions noted below, any party to a dispute, claim or controversy brought by a stockholder against us or any Director, officer, manager, agent or employee of us, on such stockholder's own behalf, on behalf of us or on behalf of any series or class of stock or stockholders, including derivative and class actions, all of which are referred to as disputes, may demand that the dispute be resolved through binding and final arbitration in accordance with the procedures set forth in our bylaws. If any party (including us) unilaterally makes an arbitration demand, arbitration of the dispute will be mandatory for all other parties to the dispute. These arbitration provisions do not apply to a request for a declaratory judgment or similar action regarding the meaning, interpretation or validity of any provision of our bylaws, in which case the exclusive forum provisions of our bylaws, which are described below, apply. Our stockholders agree, by virtue of becoming stockholders, that they are bound by our governing documents, including the arbitration provisions, as they may be amended from time to time. However, by agreeing to the arbitration provisions of our governing documents, our stockholders will not be deemed to have waived compliance by us with federal securities laws and the rules and regulations thereunder.

        The arbitration provisions of our bylaws require the arbitration of such a dispute to be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, or the AAA, as modified in such bylaws. With limited exceptions, each party to such an arbitration is required to bear their own costs in the arbitration, and the arbitrators may not render an award that would include shifting of such costs or, in a derivative case, award any portion of our award to the claimant or the claimant's attorneys. Our bylaws provide that an arbitration award may be appealed pursuant to the AAA's Optional Arbitration Rules and that, following expiration of the appeal period, the award of the arbitrators or, in the case of an appeal, the award of the appeal tribunal, shall be final and binding on the parties and shall be the sole and exclusive remedy between the parties relating to the dispute.

        We believe that the arbitration provisions in our bylaws are enforceable under both state and federal law, including with respect to federal securities laws claims. We are a Maryland corporation and Maryland courts have upheld the enforceability of arbitration provisions in bylaws. In addition, the United States Supreme Court has repeatedly upheld agreements to arbitrate other federal statutory claims, including those that implicate important federal policies. Nonetheless, some academics, legal practitioners and others are of the view that mandatory arbitration provisions in the governing documents of U.S. public companies for disputes arising under the federal securities laws are inconsistent with Section 14 of the Securities Act, other federal securities laws or the Private Securities Litigation Reform Act of 1995, and not enforceable with respect to such disputes. Our stockholders, or others, may challenge the enforceability of the arbitration provisions of our bylaws, and it is possible that these provisions may ultimately be determined to be unenforceable.

        The exclusive forum provision of our bylaws provides that the Circuit Court for Baltimore City, Maryland, or the Circuit Court, is the sole and exclusive forum for: (1) any derivative action or proceeding brought on behalf of us; (2) any action asserting a claim for breach of a fiduciary duty owed by any Director, officer, manager, agent, or employee of us to us or our stockholders; (3) any action asserting a claim against us or any of our Directors, officers, manager, agents or employees arising pursuant to Maryland law, our charter or bylaws brought by or on behalf of a stockholder either on such stockholder's behalf, on our behalf, or on behalf of any series or class of stock or stockholders, including claims relating to the meaning, interpretation, effect, validity, performance or enforcement of our charter or our bylaws; or (4) any action asserting a claim against us or any of our Directors, officers, manager, agents or employees that is governed by the internal affairs doctrine of the State of Maryland. The exclusive forum provision of our bylaws does not apply to any action for which the Circuit Court does not have jurisdiction or to a dispute that has been referred to binding arbitration in accordance with our bylaws. The exclusive forum provision of our bylaws does not establish exclusive jurisdiction in the Circuit Court for claims that arise under the Securities Act, the Securities and Exchange Act of 1934, as amended, or the Exchange Act, or other federal securities laws if there is exclusive or concurrent jurisdiction in the federal courts.

        The arbitration and exclusive forum provisions of our governing documents may limit the ability of our stockholders to pursue litigation against us or our Directors, officers, manager, agents or employees in courts that such stockholders consider favorable, which may discourage them from bringing such litigation. In addition, as described above, the arbitration provisions of our governing documents may limit the ability to collect attorneys' fees or other damages in such litigation, which may discourage attorneys from agreeing to represent parties wishing to commence such a proceeding.

Regulatory Compliance and Disclosure

        Our bylaws provide that any stockholder who, by virtue of such stockholder's ownership of our shares of capital stock or actions taken by the stockholder affecting us, triggers the application of any requirement or regulation of any federal, state, municipal or other governmental or regulatory body on us or any of our subsidiaries shall promptly take all actions necessary and fully cooperate with us to ensure that such requirements or regulations are satisfied without restricting, imposing additional obligations on or in any way limiting the business, assets, operations or prospects of us or any of our subsidiaries. If the stockholder fails or is otherwise unable to promptly take such actions so as to cause satisfaction of such requirements or regulations, such stockholder shall promptly divest a sufficient number of our shares necessary to cause the application of such requirement or regulation to not apply to us or any of our subsidiaries. If the stockholder fails to cause such satisfaction or divest itself of such sufficient number of our shares by not later than the 10th day after triggering such requirement or regulation referred to in our bylaws, then any of our shares owned by such stockholder at and in excess of the level triggering the application of such requirement or regulation shall, to the fullest extent permitted by law, be deemed to constitute shares held in violation of the ownership limitations set forth in our bylaws. Also, our bylaws provide that if the stockholder who triggers the application of any regulation or requirement fails to satisfy the requirements or regulations or to take curative actions within such 10 day period, we may take all other actions which our Board of Directors deems appropriate to require compliance or to preserve the value of our assets, and we may charge the offending stockholder for our costs and expenses as well as any damages which may result.

        Our bylaws also provide that if a stockholder, by virtue of such stockholder's ownership of our shares of capital stock or its receipt or exercise of proxies to vote shares owned by other stockholders, would not be permitted to vote such stockholder's shares or proxies for such shares in excess of a certain amount pursuant to applicable law but our Board of Directors determines that the excess shares or shares represented by the excess proxies are necessary to obtain a quorum, then such stockholder shall not be entitled to vote any such excess shares or proxies, and instead such excess shares or proxies may, to the fullest extent permitted by law, be voted by our Board of Directors or another person designated by our Board of Directors, in proportion to the total shares otherwise voted on such matter.

Business Combinations

        The MGCL contains a provision which regulates business combinations with interested stockholders. Under the MGCL, business combinations such as mergers, consolidations, share exchanges, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Under the MGCL the following persons are deemed to be interested stockholders:

  •
  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding voting shares; or

  •
  an affiliate or associate of the corporation who, at any time within the two year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting shares of the corporation.

        After the five year prohibition period has ended, a business combination between a corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and must receive the following stockholder approvals:

  •
  the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation; and

  •
  the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of voting shares other than shares held by the interested stockholder with whom or with whose affiliate or associate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

        The stockholder approvals discussed above are not required if the corporation's stockholders receive the minimum price set forth in the MGCL for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

        The foregoing provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our Board of Directors prior to the time that the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approves in advance the transaction by which that stockholder otherwise would have become an interested stockholder.

        Our Board of Directors has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the MGCL described in the preceding paragraphs, provided that the business combination is first approved by our Board of Directors, including the approval of a majority of the members of our Board of Directors who are not affiliates or associates of the interested stockholder. This resolution, however, may be altered or repealed in whole or in part at any time.

Control Share Acquisitions

        The MGCL contains a provision which regulates control share acquisitions. The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent that the acquisition is approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. Control shares are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one tenth or more but less than one third;

  •
  one third or more but less than a majority; or

  •
  a majority or more of all voting power.

        An acquiror must obtain the necessary stockholder approval each time it acquires control shares in an amount sufficient to cross one of the thresholds noted above.

        Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the company. The MGCL provides for certain exceptions from the definition of control share acquisition.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of the conditions set forth in the statute, including an undertaking to pay the expenses of the meeting, may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the matter at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute of the MGCL does not apply to the following:

  •
  shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

  •
  acquisitions approved or exempted by a provision in the charter or bylaws of the corporation adopted before the acquisition of shares.

        Our bylaws contain a provision exempting any and all acquisitions by any person of our shares from the control share acquisition statute. This provision may be amended or eliminated at any time in the future.

Charter Amendments and Extraordinary Transactions

        Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, convert, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless the transaction or amendment is declared advisable by the board of directors and then approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter provides for approval of such matters when they are first declared advisable by our Board of Directors and then approved by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter (or if at any point Maryland law permits, by the affirmative vote of a majority of the votes cast on the matter or any such lesser proportion permitted under Maryland law). Our bylaws also provide that our bylaws may only be amended by our Board of Directors.

Anti-Takeover Effect of Maryland Law, of Our Charter and Bylaws and of Certain of Our Agreements

        The following provisions in our charter and bylaws and in the MGCL could delay or prevent a change in our control:

  •
  the prohibition in our charter and in our bylaws of any stockholder from owning more than 9.8% or 5%, respectively, in number or value of any shares of any class or series of our outstanding shares;

  •
  the division of our Directors into three classes, with the term of one class expiring each year;

  •
  stockholder voting rights and standards for the election of Directors and other matters which generally require larger majorities for approval of actions which are not approved by our Directors, or for the election of Directors in contested elections, than for actions which are approved by our Directors, or for the election of Directors in uncontested elections;

  •
  the authority of our Board of Directors, and not our stockholders, to adopt, amend or repeal our bylaws and to fill vacancies on our Board of Directors;

  •
  the fact that special meetings of stockholders may only be called by a majority of our Board of Directors or our President, or, subject to the satisfaction of certain procedural and informational requirements in our bylaws, upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at that meeting;

  •
  required qualifications for an individual to serve as a Director and a requirement that certain of our Directors be "Managing Directors" and other Directors be "Independent Directors";

  •
  limitations on the ability of, and various requirements that must be satisfied in order for, our stockholders to propose nominees for election to our Board of Directors and propose other business to be considered at a meeting of our stockholders;

  •
  limitations on the ability of our stockholders to remove our Directors;

  •
  the authority of our Board of Directors to adopt certain amendments to our charter without stockholder approval, including the authority to increase or decrease the number of authorized shares, to create new classes or series of shares (including a class or series of shares that could delay or prevent a transaction or a change in our control that might involve a premium for our shares or otherwise be in the best interests of our stockholders), to increase or decrease the number of shares of any class or series, and to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of our shares or any new class or series of shares created by our Board of Directors;

  •
  the business combination provisions of the MGCL, if the applicable resolution of our Board of Directors is rescinded or if our Board's approval of a combination is not obtained; and

  •
  the control share acquisition provisions of the MGCL, if the provision in our bylaws exempting acquisitions of our shares from such provisions is amended or eliminated.

        In addition, the agreements governing our credit facilities, our leases and management agreements with SNH and certain of our other agreements also contain change in control provisions, and our business management agreement with RMR LLC contains a provision that allows for termination but requires the payment of a termination fee, as further described in that agreement.

        For all of these reasons, among others, our stockholders may be unable to realize a change of control premium for any of our shares they own or otherwise effect a change of our policies.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General United States Federal Income Tax Consequences of the Share Issuances to Five Star

        Under Section 382 and 383 of the IRC, the use of net operating loss carryforwards and certain credit carryforwards, or collectively NOLs, is limited if a taxpayer experiences a cumulative change in ownership of greater than 50 percentage points during a three-year period that ends on a change in stock ownership, such as the Share Issuances. Five Star will experience an ownership change as a result of the Share Issuances and therefore Five Star's ability to utilize its NOLs remaining at the Issuance Date will be limited. The limitation will be determined by the fair market value of Five Star Common Shares outstanding prior to the Share Issuances, multiplied by a published applicable federal rate. Limitations imposed on Five Star's ability to utilize its NOLs could cause the obligation to pay U.S. federal and state income taxes to arise earlier than would be paid if such limitations were not in effect and could cause a portion of such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs to Five Star.

General United States Federal Income Tax Consequences of the Distribution to the SNH Shareholders

        The Distribution will result in taxable income to the SNH Shareholders. The fair market value of the Common Shares that an SNH Shareholder receives in the Share Issuances (including any fractional shares deemed to be received, as described in the next sentence) will be treated as a taxable dividend to the extent of such SNH Shareholder's ratable share of any current or accumulated earnings and profits of SNH, with the excess treated first as a nontaxable return of capital to the extent of such SNH Shareholder's tax basis in its SNH common shares and then as capital gain. Any cash received by an SNH Shareholder in lieu of a fractional Common Share should be treated as if such fractional Common Share had been (i) received as part of the Share Issuances and then (ii) sold for the amount of cash received. In addition, applicable withholding agents may be required or permitted to withhold at the applicable withholding rate on all or a portion of the Common Shares issued to a non-U.S. SNH Shareholder, and any such withholding could be satisfied by such agent selling a portion of the Common Shares issuable to the non-U.S. SNH Shareholder (or selling other property of such non-U.S. SNH Shareholder) in order to raise cash proceeds from which to satisfy the withholding. An SNH Shareholder's tax basis in its SNH common shares held as of the Issuance Date will be reduced (but not below zero) to the extent the fair market value of the Common Shares received in the Share Issuances (including cash received in lieu of fractional Common Shares) exceeds such SNH Shareholder's ratable share of SNH's current and accumulated earnings and profits. SNH will not be able to advise the SNH Shareholders of the amount of their earnings and profits until after the taxable year in which the Share Issuances occur.

        An SNH Shareholder's tax basis in the Common Shares received in the Share Issuances will equal the fair market value of such shares on the Issuance Date. An SNH Shareholder's holding period for such Common Shares will begin the day after the Issuance Date.

        The Applicable SNH Shareholders should consult their own tax advisors as to the particular tax consequences of the distribution of the FVE Share Payment Dividend and the issuance of Common Shares pursuant to such FVE Share Payment Dividend to them.

 VALIDITY OF COMMON SHARES

        The validity of our Common Shares to be issued in the Share Issuances will be passed upon for us by Saul Ewing Arnstein & Lehr LLP, Baltimore, Maryland.

EXPERTS

        RSM US LLP, independent registered public accounting firm, has audited our consolidated financial statements in our Annual Report, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus forms a part. Our financial statements are incorporated by reference in reliance on RSM US LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement under the Securities Act with respect to our Common Shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement, which incorporates by reference certain documents that we previously filed with the SEC. Please refer to the registration statement, exhibits and schedules, and the documents incorporated by reference for further information with respect to us and our Common Shares offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document filed as an exhibit to the registration statement or incorporated by reference, you should refer to the full document for more information, and each statement in this prospectus regarding that contract or document is qualified by reference to the document. Our SEC filings are available to the public from the SEC's website at www.sec.gov.

        We are subject to the information and reporting requirements of the Exchange Act and we file periodic reports and other information with the SEC. These periodic reports and other information are available through the SEC's website referred to above.

INFORMATION INCORPORATED BY REFERENCE

        The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below and any filings made after the date of the initial filing of the registration statement of which this prospectus is a part made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the securities made by this prospectus is completed or terminated (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including under Items 2.02 and 7.01 (and any related Item 9.01) of Form 8-K):

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

  •
  our Quarterly Report on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019;

  •
  our Current Reports on Form 8-K filed January 3, 2019, March 11, 2019, April 5, 2019, June 13, 2019, September 30, 2019 and October 16, 2019;

  •
  the information identified as incorporated by reference under Items 10, 11, 12, 13 and 14 of Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, from our definitive Proxy Statement for our 2019 Annual Meeting of Stockholders dated April 25, 2019; and

  •
  the description of our Common Shares contained in our registration statement on Form 8-A dated June 30, 2016, including any amendments or reports filed for the purpose of updating that description.

        Any statement made in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC's website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been incorporated by reference into this prospectus. You should direct requests for those documents to:

Five Star Senior Living Inc.
400 Centre Street
Newton, Massachusetts 02458
Attention: Investor Relations
Telephone: (617) 796-8387

        Our reports and documents incorporated by reference herein may also be found in the "Investors" section of our website at www.fivestarseniorliving.com. Our filings with the SEC are made available to the public as soon as reasonably practicable after such materials are filed with the SEC. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

25,972,592 Shares

Common Stock

PROSPECTUS

December    , 2019

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of the Share Issuances.

        The following table sets forth an itemization of expenses, all of which other than the Securities and Exchange Commission, or the SEC, registration fee are estimated, payable by us in connection with the issuance of the securities to be registered.

Securities and Exchange Commission registration fee	$14,353
Legal fees and expenses	$400,000
Accounting fees and expenses	$25,000
Printing fees and expenses	$50,000
Transfer agent fees and expenses	$14,000
Miscellaneous	$6,647

Total	$510,000

Item 14.    Indemnification of Directors and Officers.

        The Maryland General Corporation Law, or the MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated. Our charter contains a provision which eliminates the liability of each of the members of our Board of Directors, or our Directors, and officers to the maximum extent permitted by Maryland law.

        The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under Maryland law, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

        The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity.

        Our charter also authorizes us, to the maximum extent permitted by Maryland law, to indemnify (1) any present or former Director or officer of us or (2) any individual who, while a Director of us and at our request, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, or REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as our present or former Director or officer and pay or reimburse such person's reasonable expenses in advance of final disposition of a proceeding.

        We have also entered into indemnification agreements with our Directors and certain of our officers providing for procedures for indemnification by us to the maximum extent permitted by Maryland law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us. We also maintain directors' and officers' liability insurance for our Directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our Directors, officers or persons controlling us pursuant to the foregoing provisions of Maryland law and our charter, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

        Reference is made to our charter, as amended, filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 and our bylaws, as amended, filed as Exhibit 3.6 to our Annual Report on Form 10-K for the year ended December 31, 2016. Reference is also made to our indemnification agreements with our Directors and officers, a form of which is filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.

Item 15.    Recent Sales of Unregistered Securities.

        None.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   The following is a list of exhibits being filed as a part of, or incorporated by reference into, this Registration Statement on Form S-1.

Exhibit Number	Description
3.1	Composite Copy of Articles of Amendment and Restatement, dated December 5, 2001, as amended to date. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.)

3.2	Articles Supplementary, as corrected by Certificate of Correction, dated March 10, 2004. (Incorporated by reference to the Company's registration statement on Form 8-A dated March 19, 2004 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, respectively.)

3.3	Articles Supplementary, dated April 16, 2014. (Incorporated by reference to the Company's Current Report on Form 8-K dated April 16, 2014.)

3.4	Amended and Restated Bylaws of the Company, adopted March 3, 2017. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2016.)

4.1	Form of Common Stock Certificate. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.)

4.2	Consent, Standstill, Registration Rights and Lock-Up Agreement, dated October 2, 2016, among the Company, ABP Trust, ABP Acquisition LLC, Barry M. Portnoy and Adam D. Portnoy. (Incorporated by reference to the Company's Current Report on Form 8-K dated October 2, 2016.)

5.1	Opinion of Saul Ewing Arnstein & Lehr LLP**

10.1	Five Star Senior Living Inc. (f/k/a Five Star Quality Care, Inc.) 2014 Equity Compensation Plan. (Incorporated by reference to the Company's Current Report on Form 8-K dated September 30, 2014.)

10.2	Form of Restricted Share Agreement. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.)

10.3	Form of Share Award Agreement. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2016.)

10.4	Five Star Senior Living Inc. Management Incentive Plan. (Incorporated by reference to the Company's Current Report on Form 8-K dated May 15, 2017.)

10.5	Five Star Senior Living Inc. Nonqualified Deferred Compensation Plan. (Incorporated by reference to the Company's Current Report on Form 8-K dated May 17, 2018.)

10.6	Form of Indemnification Agreement. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.)

10.7	Summary of Director Compensation. (Incorporated by reference to the Company's Current Report on Form 8-K dated June 11, 2019.)

10.8	Second Amended and Restated Credit Agreement, dated as of June 12, 2019, among the Company, the Guarantors party thereto, Citibank, N.A. and the other parties thereto. (Incorporated by reference to the Company's Current Report on Form 8-K dated June 11, 2019.)

Exhibit Number	Description
10.9	Credit Agreement, dated as of April 1, 2019, among Senior Housing Properties Trust, the Company and the guarantors party thereto. (Incorporated by reference to the Company's Current Report on Form 8-K dated April 1, 2019.)

10.10	Transaction Agreement, dated December 7, 2001, among Senior Housing Properties Trust, certain subsidiaries of Senior Housing Properties Trust, the Company, certain subsidiaries of the Company, FSQ, Inc., Hospitality Properties Trust, Equity Commonwealth (f/k/a HRPT Properties Trust) and The RMR Group LLC (f/k/a Reit Management & Research LLC). (Incorporated by reference to Senior Housing Properties Trust's Current Report on Form 8-K dated December 13, 2001.)

10.11	Transaction Agreement, dated June 29, 2016, between the Company and Senior Housing Properties Trust. (Incorporated by reference to the Company's Current Report on Form 8-K dated June 29, 2016.)

10.12	Transaction Agreement, dated as of November 8, 2017, between the Company and Senior Housing Properties Trust. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.)

10.13	First Amendment to Transaction Agreement, dated as of March 29, 2018, between the Company and Senior Housing Properties Trust. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.)

10.14	Transaction Agreement, dated as of April 1, 2019, between the Company and Senior Housing Properties Trust. (Incorporated by reference to the Company's Current Report on Form 8-K dated April 1, 2019.)

10.15	Amended and Restated Master Lease Agreement (Lease No. 1), dated as of August 4, 2009, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and Five Star Quality Care Trust, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.)

10.16	Partial Termination of and First Amendment to Amended and Restated Master Lease Agreement (Lease No. 1), dated as of October 1, 2009, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and Five Star Quality Care Trust, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.)

10.17	Second Amendment to Amended and Restated Master Lease Agreement (Lease No. 1), dated as of November 17, 2009, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and Five Star Quality Care Trust, as Tenant. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2009.)

10.18	Third Amendment to Amended and Restated Master Lease Agreement (Lease No. 1), dated as of December 10, 2009, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and Five Star Quality Care Trust, as Tenant. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2009.)

10.19	Partial Termination of and Fourth Amendment to Amended and Restated Master Lease Agreement (Lease No. 1), dated as of August 1, 2010, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and Five Star Quality Care Trust, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.)

Exhibit Number	Description
10.20	Fifth Amendment to Amended and Restated Master Lease Agreement (Lease No. 1), dated as of May 1, 2011, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and Five Star Quality Care Trust, as Tenant. (Incorporated by reference to the Company's Current Report on Form 8-K dated June 8, 2011.)

10.21	Partial Termination of and Sixth Amendment to Amended and Restated Master Lease Agreement (Lease No. 1), dated as of June 1, 2011, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and Five Star Quality Care Trust, as Tenant. (Incorporated by reference to the Company's Current Report on Form 8-K dated June 8, 2011.)

10.22	Seventh Amendment to Amended and Restated Master Lease Agreement (Lease No. 1), dated as of June 20, 2011, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and Five Star Quality Care Trust, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.)

10.23	Eighth Amendment to Amended and Restated Master Lease Agreement (Lease No. 1), dated as of August 31, 2012, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and Five Star Quality Care Trust, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.)

10.24	Partial Termination of and Ninth Amendment to Amended and Restated Master Lease Agreement (Lease No. 1), dated as of August 1, 2013, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and Five Star Quality Care Trust, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.)

10.25	Partial Termination of and Tenth Amendment to Amended and Restated Master Lease Agreement (Lease No. 1), dated as of January 22, 2014, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and Five Star Quality Care Trust, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.)

10.26	Partial Termination of and Eleventh Amendment to Amended and Restated Master Lease Agreement (Lease No. 1), dated as of October 1, 2014, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.)

10.27	Partial Termination of and Twelfth Amendment to Amended and Restated Master Lease Agreement (Lease No. 1), dated as of October 31, 2014, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and the Company, as Tenant. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2014.)

10.28	Partial Termination of and Thirteenth Amendment to Amended and Restated Master Lease Agreement (Lease No. 1), dated as of February 17, 2015, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and the Company, as Tenant. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2014.)

Exhibit Number	Description
10.29	Partial Termination of and Fourteenth Amendment to Amended and Restated Master Lease Agreement (Lease No. 1), dated as of August 4, 2015, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.)

10.30	Partial Termination of and Fifteenth Amendment to Amended and Restated Master Lease Agreement (Lease No. 1), dated as of December 29, 2015, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and the Company, as Tenant. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2015.)

10.31	Partial Termination of and Sixteenth Amendment to Amended and Restated Master Lease Agreement (Lease No. 1), dated as of June 1, 2018, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.)

10.32	Partial Termination of and Seventeenth Amendment to Amended and Restated Master Lease Agreement (Lease No. 1), dated as of May 1, 2019, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.)

10.33	Eighteenth Amendment to Amended and Restated Master Lease Agreement (Lease No. 1), dated as of May 22, 2019, effective as of April 1, 2019, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.)

10.34	Partial Termination of and Nineteenth Amendment to Amended and Restated Master Lease Agreement (Lease No. 1), dated as of September 17, 2019, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.)

10.35	Amended and Restated Guaranty Agreement (Lease No. 1), dated as of August 4, 2009, made by the Company, as Guarantor, for the benefit of certain subsidiaries of Senior Housing Properties Trust, relating to the Amended and Restated Master Lease Agreement (Lease No. 1), dated as of August 4, 2009, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and Five Star Quality Care Trust, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.)

10.36	Amended and Restated Master Lease Agreement (Lease No. 2), dated as of August 4, 2009, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.)

10.37	Partial Termination of and First Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of November 1, 2009, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2009.)

Exhibit Number	Description
10.38	Partial Termination of and Second Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of August 1, 2010, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.)

10.39	Third Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of June 20, 2011, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.)

10.40	Fourth Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of July 22, 2011, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.)

10.41	Fifth Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of August 31, 2012, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.)

10.42	Partial Termination of and Sixth Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of September 19, 2013, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Current Report on Form 8-K dated September 19, 2013.)

10.43	Partial Termination of and Seventh Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of June 1, 2014, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2013.)

10.44	Partial Termination of and Eighth Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of July 20, 2015, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.)

10.45	Partial Termination of and Ninth Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of September 29, 2016, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.)

10.46	Tenth Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of August 1, 2017, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.)

10.47	Eleventh Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of July 31, 2018, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.)

Exhibit Number	Description
10.48	Partial Termination of and Twelfth Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of May 1, 2019, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.)

10.49	Thirteenth Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of May 22, 2019, effective as of April 1, 2019, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.)

10.50	Partial Termination of and Fourteenth Amendment to Amended and Restated Master Lease Agreement (Lease No. 2), dated as of September 17, 2019, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.)

10.51	Amended and Restated Guaranty Agreement (Lease No. 2), dated as of August 4, 2009, made by the Company, as Guarantor, for the benefit of certain subsidiaries of Senior Housing Properties Trust, relating to the Amended and Restated Master Lease Agreement (Lease No. 2), dated as of August 4, 2009, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.)

10.52	Amended and Restated Master Lease Agreement (Lease No. 4), dated as of August 4, 2009, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.)

10.53	First Amendment to Amended and Restated Master Lease Agreement (Lease No. 4), dated as of October 1, 2009, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2009.)

10.54	Partial Termination of and Second Amendment to Amended and Restated Master Lease Agreement (Lease No. 4), dated as of May 1, 2011, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Current Report on Form 8-K dated June 8, 2011.)

10.55	Third Amendment to Amended and Restated Master Lease Agreement (Lease No. 4), dated as of June 20, 2011, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.)

10.56	Fourth Amendment to Amended and Restated Master Lease Agreement (Lease No. 4), dated as of August 31, 2012, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.)

Exhibit Number	Description
10.57	Fifth Amendment to Amended and Restated Master Lease Agreement (Lease No. 4), dated July 10, 2014, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Current Report on Form 8-K dated July 10, 2014.)

10.58	Sixth Amendment to Amended and Restated Master Lease Agreement (Lease No. 4), dated as of January 1, 2018, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2017.)

10.59	Partial Termination of and Seventh Amendment to Amended and Restated Master Lease Agreement (Lease No. 4), dated as of September 17, 2019, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.)

10.60	Amended and Restated Guaranty Agreement (Lease No. 4), dated as of August 4, 2009, made by the Company, as Guarantor, for the benefit of certain subsidiaries of Senior Housing Properties Trust, relating to the Amended and Restated Master Lease Agreement (Lease No. 4), dated as of August 4, 2009, among certain subsidiaries of Senior Housing Properties Trust, as Landlord, and certain subsidiaries of the Company, as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.)

10.61	Master Lease Agreement (Lease No. 5), dated as of June 29, 2016, between SNH/LTA Properties Trust, as Landlord, and Five Star Quality Care Trust, as Tenant. (Incorporated by reference to the Company's Current Report on Form 8-K dated June 29, 2016.)

10.62	Joinder and First Amendment to Master Lease Agreement (Lease No. 5), dated as of December 8, 2016, by and between SNH/LTA Properties Trust and SNH/LTA Properties GA LLC, as Landlord, and Five Star Quality Care Trust, as Tenant. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2016.)

10.63	Guaranty Agreement (Lease No. 5), dated as of June 29, 2016, made by the Company, as Guarantor, for the benefit of SNH/LTA Properties Trust, relating to Master Lease Agreement (Lease No. 5), dated as of June 29, 2016, between SNH/LTA Properties Trust, as Landlord, and Five Star Quality Care Trust, as Tenant. (Incorporated by reference to the Company's Current Report on Form 8-K dated June 29, 2016.)

10.64	Amended and Restated Master Lease Agreement, dated as of August 4, 2009, among SNH FM Financing LLC, SNH FM Financing Trust and Ellicott City Land I, LLC, as Landlord, and FVE FM Financing, Inc., as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.)

10.65	Amendment No. 1 to Amended and Restated Master Lease Agreement, dated as of August 4, 2009, among SNH FM Financing LLC, SNH FM Financing Trust and Ellicott City Land I, LLC, as Landlord, and FVE FM Financing, Inc., as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.)

Exhibit Number	Description
10.66	Partial Termination of and Amendment No. 2 to Amended and Restated Master Lease Agreement, dated as of August 31, 2012, among SNH FM Financing LLC, SNH FM Financing Trust and Ellicott City Land I, LLC, as Landlord, and FVE FM Financing, Inc., as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.)

10.67	Amended and Restated Guaranty Agreement, dated as of August 4, 2009, made by the Company, as Guarantor, for the benefit of SNH FM Financing LLC, SNH FM Financing Trust and Ellicott City Land I, LLC, relating to the Amended and Restated Master Lease Agreement, dated as of August 4, 2009, among SNH FM Financing LLC, SNH FM Financing Trust and Ellicott City Land I, LLC, as Landlord, and FVE FM Financing, Inc., as Tenant. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.)

10.68	Representative form of Subordination, Assignment and Security Agreement. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.)

10.69	Lease Realignment Agreement, dated as of August 4, 2009, among Senior Housing Properties Trust and certain of its subsidiaries and the Company and certain of its subsidiaries. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.)

10.70	Registration Rights Agreement, dated as of August 4, 2009, between the Company and Senior Housing Properties Trust. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.)

10.71	Amended and Restated Business Management and Shared Services Agreement, dated as of March 16, 2015, between the Company and The RMR Group LLC. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2014.)

10.72	Letter Agreement, dated December 11, 2018, between the Company, The RMR Group LLC and Bruce J. Mackey Jr. (Incorporated by reference to the Company's Current Report on Form 8-K dated December 11, 2018.)

10.73	Letter Agreement, dated as of December 27, 2018, between the Company and R. Scott Herzig. (Incorporated by reference to the Company's Current Report on Form 8-K dated December 27, 2018.)

10.74	Letter Agreement, dated as of March 11, 2019, between the Company and Senior Housing Properties Trust. (Incorporated by reference to the Company's Current Report on Form 8-K dated March 11, 2019.)

10.75	Letter Agreement, dated as of May 2, 2019, between the Company and Richard A. Doyle. (Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.)

10.76	Voting Agreement, dated as of April 1, 2019, between the Company and ABP Trust. (Incorporated by reference to the Company's Current Report on Form 8-K dated April 1, 2019.)

21.1	Subsidiaries of the Company. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2018.)

Exhibit Number	Description
23.1	Consent of RSM US LLP**

23.2	Consent of Saul Ewing Arnstein & Lehr LLP (included in the opinion filed as Exhibit 5.1)**

24.1	Power of Attorney*

*
Previously filed.

**
Filed herewith.

        (b)   All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto incorporated herein by reference.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

        (a)   That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Five Star Senior Living Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on December 11, 2019.

FIVE STAR SENIOR LIVING INC.
By:	/s/ KATHERINE E. POTTER
	Name:	Katherine E. Potter
	Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KATHERINE E. POTTER Katherine E. Potter	President and Chief Executive Officer (principal executive officer)	December 11, 2019
* Jeffrey C. Leer	Executive Vice President, Chief Financial Officer and Treasurer (principal financial officer)	December 11, 2019
* Ellen E. Snow	Chief Accounting Officer (principal accounting officer)	December 11, 2019
* Donna D. Fraiche	Independent Director	December 11, 2019
* Bruce M. Gans, M.D.	Independent Director	December 11, 2019
* Barbara D. Gilmore	Independent Director	December 11, 2019
* Gerard M. Martin	Managing Director	December 11, 2019

Signature	Title	Date

* Adam D. Portnoy	Managing Director	December 11, 2019

*By:	/s/ KATHERINE E. POTTER
	Name:	Katherine E. Potter
	Title:	Attorney-in-fact